Exhibit 10.1

Published CUSIP Number:  74834QAC3

CREDIT AGREEMENT,

DATED AS OF MAY 31, 2007

among

QUEST DIAGNOSTICS INCORPORATED
as Borrower,

AND

CERTAIN SUBSIDIARIES OF THE BORROWER
as Guarantors,

AND

THE LENDERS IDENTIFIED HEREIN,

AND

BANK OF AMERICA, N.A.,
as Administrative Agent

AND

MORGAN STANLEY SENIOR FUNDING, INC.
as Syndication Agent

AND

BARCLAYS BANK PLC,
JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH BANK, USA
and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

MORGAN STANLEY SENIOR FUNDING, INC.
and
BANC OF AMERICA SECURITIES LLC
as Joint Lead Arrangers and Joint Book Runners

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1.01	Mandatory Cost Formulae
Schedule 1.1(a)	Commitment Percentages/Lending Offices
Schedule 2.3(c)	Existing Letters of Credit
Schedule 6.10	Litigation
Schedule 6.21	Subsidiaries
Schedule 6.23	Taxpayer Identification Number
Schedule 8.1	Indebtedness
Schedule 8.2	Liens
Schedule 8.6	Investments
Schedule 8.7	Affiliate Transactions
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.1(c)	Form of Term Note
Exhibit 2.2(b)	Form of Notice of Borrowing
Exhibit 2.2(f)	Form of Revolving Note
Exhibit 2.4(b)	Form of Swing Line Loan Request
Exhibit 2.4(d)	Form of Swing Line Note
Exhibit 2.5(b)	Form of Competitive Bid Request
Exhibit 2.5(g)	Form of Competitive Bid Loan Note
Exhibit 2.7	Form of Notice of Continuation/Conversion
Exhibit 5.1(e)	Form of 5.1(e) Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.3(b)	Form of Assignment and Assumption

CREDIT AGREEMENT

          THIS CREDIT AGREEMENT (this “Credit Agreement”), is entered into as of May 31, 2007 among QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation (the “Borrower”), certain of the Subsidiaries of the Borrower (individually a “Guarantor” and collectively the “Guarantors”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”) as syndication agent (in such capacity, the “Syndication Agent”), for the Lenders, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Merrill Lynch Bank, USA and Wachovia Bank, National Association, as the co-documentation agents for the Lenders (in such capacities, the “Co-Documentation Agents”) for the Lenders and Morgan Stanley and Banc of America Securities LLC, as the joint lead arrangers and joint lead bookrunners (in such capacities, the “Lead Arrangers”).

RECITALS

          WHEREAS, the Borrower, Ace Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower (“Merger Sub”) and Ameripath Group Holdings, Inc. (“Ameripath) have entered into that certain Agreement and Plan of Merger, dated as of April 15, 2007 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, (i) the Borrower will acquire Ameripath by means of a merger (the “Merger”) of Merger Sub and Ameripath (the “Ameripath Acquisition”), with Ameripath being the surviving company of the Merger and the Borrower being the 100% owner of all Capital Securities of Ameripath immediately upon the effectiveness of the Merger and (ii) in connection with the Ameripath Acquisition, the Borrower will repay (or cause to be repaid) (a) certain Indebtedness of Ameripath and its Subsidiaries (the “Ameripath Refinancing”) and (b) certain Indebtedness of the Borrower and its Subsidiaries (the “Borrower Refinancing” and, together with Ameripath Refinancing, the “Refinancing”);

          WHEREAS, for purposes of consummating the Ameripath Acquisition, the Refinancing, paying related fees, costs and expenses, and providing financing for the post-Merger working capital and general corporate needs of the Borrower and its Subsidiaries, including acquisitions (collectively, the “Transaction”), the Borrower has requested the following financing facilities:

          (i) (a) a $1,600,000,000 term loan facility (the “Term Loan Facility”) and (b) a $750,000,000 revolving credit facility (the “Revolving Credit Facility”, together with the Term Loan Facility, the “Senior Credit Facilities”); and

(ii) a $1,000,000,000 bridge loan facility; and

          WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to provide the Senior Credit Facilities;

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

                    1.1 Definitions.

          As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

          “Acquisition” means the acquisition by any Person of (a) more than 50% of the Capital Stock of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case whether or not involving a merger or consolidation with such other Person.

          “Additional Credit Party” means each Person that becomes a Guarantor after the Closing Date, as provided in Section 7.12 or otherwise.

          “Administrative Agent” means Bank of America, N.A. (or any successor thereto) or any successor administrative agent appointed pursuant to Section 10.9.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          “Affiliated Practice” means any physician-owned professional organization, association or corporation that employs or contracts with physicians engaged in a pathology or other medical practice and has entered into a Management Services Agreement with the Borrower or any of its Subsidiaries.

          “Agency Services Address” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time designate by notice to the Borrower and the Lenders.

          “Agent-Related Person” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and their respective officers, directors, employees, agents, counsel and attorneys-in-fact.

          “Agents” means Bank of America N.A., in its capacity as Administrative Agent, Morgan Stanley Senior Funding, Inc., in its capacity as Syndication Agent, Barclays Bank PLC, in its capacity as Co-Documentation Agent, JPMorgan Chase Bank, N.A., , in its capacity as Co-Documentation Agent, Merrill Lynch Bank, USA , in its capacity as Co-Documentation Agent, and Wachovia Bank, National Association in its capacity as Co-Documentation Agent.

          “Alternative Currency” means Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.7.

          “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

          “Ameripath Acquisition” has the meaning given to it in the first recital.

          “Ameripath Refinancing” has the meaning given to it in the first recital.

          “Applicable Percentage” means the appropriate applicable percentages corresponding to the Debt Rating of the Borrower in effect from time to time as described below:

Pricing Level	Debt Rating	Applicable Percentage for Eurocurrency Rate Revolving Loans	Applicable Percentage for Eurocurrency Rate Term Loans	Applicable Percentage for Standby Letter of Credit Fees	Applicable Percentage for Facility Fee on the Revolving Credit Facility Commitments

I	≥ BBB+ from S&P/ ≥ Baa1 from Moody’s	.320%	.400%	.320%	.080%
II	≥BBB but < BBB+ from S&P/ ≥Baa2 but <Baa1 from Moody’s	.400%	.500%	.400%	.100%
III	≥BBB- but <BBB from S&P/ ≥Baa3 but <Baa2 from Moody’s	.500%	.625%	.500%	.125%
IV	≥BB+ but < BBB- from S&P/ ≥Ba1 but <Baa3 from Moody’s	.575%	.750%	.575%	.175%
V	<BB+ or unrated by S&P/ <Ba1 or unrated by Moody’s	1.00%	1.250%	1.00%	.250%

The Applicable Percentage for the Eurocurrency Rate Revolving Loans, the Eurocurrency Rate Term Loans, the Letter of Credit Fees and the Facility Fees shall, in each case, be determined and adjusted on the date (each a “Calculation Date”) one Business Day after the date on which the Borrower’s Debt Rating is upgraded or downgraded in a manner which requires a change in the then applicable Pricing Level set forth above. If at any time there is a split in the Borrower’s Debt Ratings between S&P and Moody’s, the Applicable Percentages shall be determined by the higher of the two Debt Ratings (i.e. the lower pricing); provided that if the two Debt Ratings are more than one level apart, the Applicable Percentage shall be based on the Debt Rating which is one level higher than the lower rating. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Eurocurrency Rate Loans and Letters of Credit as well as any new Eurocurrency Rate Loans made or Letters of Credit issued.

          “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

          “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

          “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).

          “Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

          “Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by the Borrower’s board of directors); and (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

          “Authorized Officer” means any of the chief executive officer, president, chief financial officer, corporate controller, treasurer or assistant treasurer of the Borrower.

          “Bank of America” means Bank of America, N.A. or any successor thereto.

          “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

          “BAS” means Banc of America Securities LLC.

          “Base Rate” means, for any day, the rate per annum equal to the greater of (a) the Federal Funds Rate in effect on such day plus ½ of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective at the opening of business on the day specified in the public announcement of such change.

          “Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

          “BBA LIBOR” is defined within the definition of “Eurocurrency Rate”.

          “Borrower” means Quest Diagnostics Incorporated, a Delaware corporation, together with any successors and permitted assigns.

          “Borrower Materials” has the meaning set forth in Section 7.1(i).

          “Borrower Refinancing” has the meaning given to it in the first recital.

          “Bridge Credit Agreement” means the Bridge Credit Agreement, dated as of the date hereof, among the Borrower, the lenders party thereto and the Agents.

          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agency Service Address with respect to Loans denominated in Dollars is located and:

          (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

          (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

          (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

          (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

          “Businesses” has the meaning set forth in Section 6.19(a)(i).

          “Calculation Date” has the meaning set forth in the definition of Applicable Percentage.

          “CAP” means the College of American Pathologists.

          “Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

          “Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          “Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than eighteen months from the date of acquisition, (b) Dollar denominated time and demand deposits, certificates of deposit and banker’s acceptances of (i) any Lender, (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments in tax-exempt municipal bonds rated A (or the equivalent thereof) or better by S&P or MIG2 (or the equivalent thereof) or better by Moody’s, (f) auction rate securities rated AA or better by S&P or Moody’s, in either case with a reset of no longer than 90 days and (g) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (f).

          “Cash Interest Expenses” means all Interest Expense actually paid in cash by the Borrower and its Subsidiaries.

          “CHAMPUS” means the United States Department of Defense Civilian Health and Medical Program of the United States or any successor thereto including, without limitation, TRICARE.

          “Change of Control” means either of the following events:

          (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), by way of merger, consolidation or otherwise of 35% or more of the Voting Stock of the Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower convertible into or exercisable for Voting Stock of the Borrower (whether or not such securities are then currently convertible or exercisable); or

          (b) during any period of twelve calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower together with any new members of such board of directors whose elections by such board or board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the directors of the Borrower then in office.

          “CLIA” means the Clinical Laboratory Improvement Amendment as set forth at 42 U.S.C. 263a and the regulations promulgated thereunder, as amended.

          “Closing Date” means the date on which the conditions set forth in Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lenders) and on which the initial Loans shall have been made and/or the initial Letters of Credit shall have been issued.

          “CMS” means the Centers for Medicare and Medicaid Services of HHS, any successor thereof and any predecessor thereof, including the HCFA.

          “Co-Documentation Agents” has the meaning given to it in the preamble.

          “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

          “Commitments” means, without duplication, (a) the commitment of each Lender with respect to the Term Loan Committed Amount (b) the commitment of each Lender with respect to the Revolving Committed Amount, (c) the commitment of the Issuing Lender with respect to the LOC Committed Amount, (d) the commitment of the Swing Line Lender with respect to the Swing Line Committed Amount and (e) the commitment of each Lender with respect to the Incremental Revolving Committed Amount.

          “Company” has the meaning given to it in the preamble.

          “Competitive Bid” means an offer by a Lender to make a Competitive Bid Loan pursuant to Section 2.5.

          “Competitive Bid Fee” means $1,000 for each Competitive Bid Request.

          “Competitive Bid Loan” means a loan made by a Lender in its discretion pursuant to Section 2.5.

          “Competitive Bid Loan Notes” means the promissory notes of the Borrower in favor of each Lender evidencing the Competitive Bid Loans provided pursuant to Section 2.5, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented or replaced from time to time and as evidenced in the form of Exhibit 2.5(g).

          “Competitive Bid Rate” means, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.5, the rate of interest offered by the Lender making the Competitive Bid.

          “Competitive Bid Request” means a request by the Borrower for Competitive Bids in the form of Exhibit 2.5(b).

          “Credit Agreement” has the meaning given to it in the preamble.

          “Credit Documents” means this Credit Agreement, the Notes, any Joinder Agreement, the LOC Documents, any Notice of Borrowing, any Competitive Bid Request and any Swing Line Loan Request.

          “Credit Exposure” has the meaning set forth in the definition of Required Lenders in this Section 1.1.

          “Credit Parties” means the Borrower and the Guarantors and “Credit Party” means any one of them.

          “Credit Party Obligations” means, without duplication, all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender and the Swing Line Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes, or any of the other Credit Documents.

          “Debt Rating” means the long-term senior unsecured, non-credit enhanced debt rating of the Borrower from S&P and Moody’s.

          “Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          “Defaulting Lender” means, at any time, any Lender that, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement (but only for so long as such Loan is not made or such Participation Interest is not purchased), (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been repaid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

          “Dividends” means any payment of dividends or any other distribution upon any shares of any class of Capital Stock of the Borrower.

          “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

          “Dollars” and “$” means dollars in lawful currency of the United States of America.

          “Domestic Subsidiary” means each direct and indirect Subsidiary of the Borrower that is domiciled or organized under the laws of any State of the United States or the District of Columbia.

          “EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) Net Income for such period (excluding the effect of any extraordinary or other non-recurring gains and losses (including any gain or loss from the sale of Property)) plus (b) an amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense for such period, (ii) total Federal, state, foreign or other income or franchise taxes for such period, (iii) all depreciation and amortization for such period, (iv) other items of expense during such period that do not involve a cash payment at any time (other than the provision for bad debt in connection with uncollectible accounts receivable), (v) cash charges during such period for which the Borrower and its Subsidiaries are reimbursed by a third party during such period, (vi) special or restructuring items during any such period included in Net Income that do not involve a cash payment during such period (collectively, “Non-Cash Items”) and (vii) expenses charged pursuant to FAS 123(R), as promulgated in accordance with GAAP, during such period minus (c) any actual cash payments during the applicable period related to Non-Cash Items expensed or reserved under clauses (v) and (vi) above plus (d) Tender Costs during such period; provided that, for purposes of calculating the Leverage Ratio and the Interest Coverage Ratio hereunder, EBITDA shall be calculated as if Ameripath and its Subsidiaries were Subsidiaries of the Borrower on the Closing Date and during the twelve-month period preceding such date unless, in the case of any Subsidiary of Ameripath which has not been a Subsidiary for the entire twelve-month period preceding the Closing Date, such lesser period of time.

          “Eligible Assets” means any assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Borrower and its Subsidiaries are engaged on the date hereof or other healthcare-related businesses or businesses reasonably related thereto.

          “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund and (d) any other Person approved by the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been delivered to the Borrower; (iii) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee; and (iv) no competitor of the Borrower shall qualify as an Eligible Assignee.

          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

          “Environmental Laws” means any current or future legally enforceable requirement of any Governmental Authority pertaining to (a) the protection of the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

          “ERISA Affiliate” means an entity, whether or not incorporated, which is treated as a single employer with the Borrower or any Subsidiary of the Borrower under Sections 414(b) or (c) of the Code and solely for purposes of Section 412 of the Code under Section 414(m) of the Code.

          “ERISA Event” means (a) with respect to any Single Employer or Multiple Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of any Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (h) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

          “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

          “Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

          “Eurocurrency Reserve Percentage” means, with respect to each Lender, the percentage (expressed as a decimal) applicable to such Lender which is in effect from time to time under Regulation D as the reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to its Eurocurrency liabilities, as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurocurrency Rate Loans is determined). Eurocurrency Rate Loans made by a Lender shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements, if applicable, without benefits of credits for proration, exceptions or offsets that may be available from time to time to such Lender.

          “Event of Default” means any of the events or circumstances specified in Section 9.1.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

          “Existing Letters of Credit” means the letters of credit described on Schedule 2.3(c).

          “Extension of Credit” means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance or increase in the face amount of, or participation in, a Letter of Credit by such Lender.

          “Facility Fees” means the fees payable to the Lenders pursuant to Section 3.4(a).

          “Federal Funds Rate” means for any day the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

          “Fee Letter” means that certain letter agreement dated as of April 23, 2007 among the Borrower, BAS, Bank of America and Morgan Stanley.

          “Foreign Subsidiary” means each direct and indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          “Funded Debt” means, without duplication, the sum of (a) all Indebtedness of the Borrower and its Subsidiaries for borrowed money, (b) all purchase money Indebtedness of the Borrower and its Subsidiaries, (c) the principal portion of all obligations of the Borrower and its Subsidiaries under Capital Leases, (d) all drawn but unreimbursed amounts under all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business) issued for the account of the Borrower or any of its Subsidiaries, (e) all Funded Debt of another Person secured by a Lien on any Property of the Borrower and its Subsidiaries whether or not such Funded Debt has been assumed by a Borrower or any of its Subsidiaries, (f) all Funded Debt of any partnership or unincorporated joint venture to the extent the Borrower or one of its Subsidiaries is legally obligated with respect thereto and (g) the amount of principal attributable under any outstanding Synthetic Lease. It is understood and agreed that Indebtedness incurred pursuant to Hedging Agreements is not Funded Debt.

          “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

          “Government Acts” has the meaning set forth in Section 2.3(j)(i).

          “Governmental Authority” means any, Federal, state, local, provincial or foreign court or governmental agency, authority (including executive authority), instrumentality or regulatory body.

          “Granting Lender” has the meaning set forth in Section 11.3(g).

          “Guarantor” means each of the Material Domestic Subsidiaries of the Borrower, any other Subsidiary of the Borrower that guaranties any Pari Passu Debt and each Additional Credit Party, together with their successors and assigns.

          “Guaranty” means the guaranty of the Credit Party Obligations provided by the Guarantors pursuant to Section 4.

          “Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

          “Hazardous Materials” means any substance, material or waste defined in or regulated under any Environmental Laws.

          “HCFA” means the United States Health Care Financing Administration and any successor thereto, including CMS.

          “Hedging Agreements” means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, in each case, entered into or purchased by a Credit Party.

          “HHS” means the United States Department of Health and Human Services and any successor thereof.

          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936 and regulations promulgated thereunder, as amended from time to time.

          “Incremental Revolving Loans” has the meaning given to it in Section 2.2(e)(i).

          “Incremental Revolving Loan Commitment” has the meaning given to it in Section 2.2(e)(i).

          “Incremental Revolving Committed Amount” has the meaning given to it in Section 2.2(e)(i).

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person to the extent of the value of such Property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (i) all net obligations of such Person in respect of Hedging Agreements, (j) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture in which such Person is legally obligated.

          “Indemnified Liabilities” has the meaning set forth in Section 11.5(b)(i).

          “Indemnitees” has the meaning set forth in Section 11.5(b)(i).

          “Intellectual Property” has the meaning set forth in Section 6.20.

          “Information” is defined in Section 11.15.

          “Interest Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) EBITDA for the twelve month period ending on such date to (b) Cash Interest Expense for the twelve month period ending on such date.

          “Interest Expense” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, all interest expense, including, without duplication, the interest component under Capital Leases, as determined in accordance with GAAP.

          “Interest Payment Date” means (a) as to Base Rate Loans and Swing Line Loans, the last day of each calendar quarter and the Maturity Date, (b) as to Eurocurrency Rate Loans, the last day of each applicable Interest Period and the Maturity Date and in addition, where the applicable Interest Period for a Eurocurrency Rate Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter and (c) as to Competitive Bid Loans, on the last day of the Interest Period for each Competitive Bid Loan and on the Maturity Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurocurrency Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

          “Interest Period” means (a) as to Eurocurrency Rate Loans, a period of one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof) and (b) as to Competitive Bid Loans, a period beginning on the date the Competitive Bid Loan is made and ending on the date specified in the respective Competitive Bid whereby the offer to make the Competitive Loan was extended, which shall not be less than 14 days nor more than 180 days duration; provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

          “Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits or advances made in connection with the purchase of equipment or other assets or services in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

          “Issuing Lender” means Bank of America.

          “Issuing Lender Fees” has the meaning set forth in Section 3.4(b)(ii).

          “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.12.

          “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

          “Lead Arrangers” has the meaning given to it in the preamble.

          “Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 1.1(a), or such other office or offices as a Lender may from time notify to the Borrower and the Administrative Agent.

          “Letter of Credit” means any letter of credit issued for the account of the Borrower by the Issuing Lender pursuant to Section 2.3, as such letter of credit may be amended, modified, extended, renewed or replaced.

          “Letter of Credit Fees” has the meaning set forth in Section 3.4(b)(i).

          “Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Funded Debt on such date to (b) EBITDA for the twelve month period ending on such date.

          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof (other than operating leases).

           “Loan” or “Loans” means the Term Loans, the Revolving Loans, the Competitive Bid Loans and the Swing Line Loans (or any portion thereof), individually or collectively, as appropriate.

          “Loan Participant” has the meaning set forth in Section 11.3(d).

          “LOC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit for the account of the Borrower in an aggregate face amount outstanding (together with the amounts of any unreimbursed drawings thereon) at any time of up to the LOC Committed Amount.

          “LOC Committed Amount” means ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000).

          “LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

          “LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

          “Management Services Agreement” means a written management agreement entered into by the Borrower or any of its Subsidiaries in connection with an Affiliated Practice, which agreement has been approved in accordance with the Borrower’s customary policies and procedures (as then in effect) for similar contracts and agreements.

          “Mandatory Borrowing” has the meaning set forth in Section 2.3(e).

          “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

          “Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of a Credit Party to perform its obligations under this Credit Agreement or any of the other Credit Documents, or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder taken as a whole.

          “Material Domestic Subsidiary” means any wholly-owned Domestic Subsidiary of the Borrower that, directly or indirectly, (a) owns assets in excess of $20,000,000 or (b) has annual revenues, as of the most recently ended fiscal year of the Borrower, in excess of two percent (2%) of the total revenues of the Borrower and its Subsidiaries on a consolidated basis; provided that neither Quest Receivables nor any Affiliated Practice shall be deemed to be a Material Domestic Subsidiary; and provided further that neither Ameripath nor any of its wholly-owned Domestic Subsidiaries that would otherwise qualify as a Material Domestic Subsidiary on the date hereof shall be deemed to be a Material Domestic Subsidiary for purposes of Section 7.12(a) hereof until the date that the 10½% Subordinated Note Tender Offer shall have been consummated.

          “Maturity Date” means the fifth anniversary of the Closing Date.

          “Medicaid” shall mean that entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria.

          “Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

          “Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

          “Medical Reimbursement Programs” shall mean the Medicare, Medicaid, CHAMPUS and TRICARE programs and any other healthcare program operated by or financed in whole or in part by any foreign, domestic, federal, state or local government and any other non-government funded third party payor programs.

          “Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals.

          “Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

          “Medicare Regulations” shall mean, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, the HHS, CMS, the OIG, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

          “Merger” has the meaning given to it in the first recital.

          “Merger Agreement” has the meaning given to it in the first recital.

          “Merger Sub” has the meaning given to it in the first recital.

          “Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          “Morgan Stanley” has the meaning given to it in the preamble.

          “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

          “Multiple Employer Plan” means a Plan covered by Title IV of ERISA (other than a Multiemployer Plan) in which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

          “Net Income” means, for any period, the net income after taxes for such period of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP and without duplication.

          “Non-Cash Items” has the meaning set forth in the definition of EBITDA in Section 1.1.

          “Non-Consenting Lender” has the meaning set forth in Section 11.6.

          “Non-Material Domestic Subsidiary” means any wholly-owned Domestic Subsidiary that is not a Guarantor other than Quest Receivables and any Affiliated Practice.

          “Note” or “Notes” means the Term Notes, the Revolving Notes, the Competitive Bid Loan Notes and the Swing Line Loan Note, individually or collectively, as appropriate.

          “Notice of Borrowing” means a request by the Borrower for a Loan, in the form of Exhibit 2.2(b).

          “Notice of Continuation/Conversion” means a request by the Borrower to continue an existing Eurocurrency Rate Loan to a new Interest Period or to convert a Eurocurrency Rate Loan to a Base Rate Loan or a Base Rate Loan to a Eurocurrency Rate Loan, in the form of Exhibit 2.5.

          “OIG” means the Office of Inspector General of HHS and any successor thereof.

          “Other Taxes” has the meaning given to it in Section 3.13(b).

          “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Lender, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

          “Pari Passu Debt” means all unsecured indebtedness of the Borrower.

          “Participants” means Lenders with a Revolving Loan Commitment Percentage greater than zero.

          “Participating Member State” means each state so described in any EMU Legislation.

          “Participation Interest” means the Extension of Credit by a Lender by way of a purchase of a participation in (a) Letters of Credit or LOC Obligations as provided in Section 2.3, (b) Swing Line Loans as provided in Section 2.4 or (c) any Loans as provided in Section 3.8.

          “Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

          “Patriot Act Disclosures” means all documentation and other information available to the Borrower or its Subsidiaries which a Lender, if subject to the Patriot Act, is required to provide pursuant to the applicable section of the Patriot Act and which required documentation and information the Administrative Agent or any Lender reasonably requests in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

          “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

           “Permitted Acquisition” means an Acquisition by the Borrower or any of its Subsidiaries; provided that (a) substantially all of the Property acquired (or the Property of the Person acquired) in such Acquisition constitutes Eligible Assets (or goodwill associated therewith), (b) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person or its parent shall have duly approved such Acquisition, (c) on the date of such Acquisition no Event of Default exists, (d) after giving effect to such Acquisition, no Default or Event of Default shall exist, (e) if such Acquisition involves the formation of a new Subsidiary of the Borrower, such Subsidiary complies with Section 7.12, (f) such Acquisition is undertaken in accordance with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees and awards to which any party to such Acquisition may be subject and (g) the Borrower shall have delivered to the Administrative Agent a compliance certificate for the period of four full fiscal quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1) giving pro forma effect to the consummation of such acquisition and evidence compliance with the covenants set forth in Section 7.2.

          “Permitted Investments” means Investments which constitute the following: (a) cash or Cash Equivalents, (b) trade accounts receivable created, acquired or made in the ordinary course of business, (c) inventory, raw materials, general intangibles and other current assets acquired in the ordinary course of business, (d) Investments by the Borrower or one of its Subsidiaries in each other, (e) Permitted Acquisitions, (f) advances to management personnel and employees in the ordinary course of business, (g) Investments existing as of the date hereof; provided that any such Investment in excess of $2,000,000 is set forth on Schedule 8.6, (h) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with any conveyance, sale, lease, assignment, transfer or other disposition of any Property by the Borrower or one of its Subsidiaries to any Person, and which are permitted hereunder, and (i) any other Investment as long as(i) on the date of such Investment, no Event of Default exists and (ii) after giving effect to such Investment no Default or Event of Default shall exist.

          “Permitted Liens” means (a) Liens securing Credit Party Obligations, if any, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale, collection, levy or loss on account thereof), (c) Liens in respect of Property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) Liens (other than Liens imposed under ERISA) consisting of pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens in connection with Indebtedness of the type permitted by Section 8.1(e) incurred by any Subsidiary, (j) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (k) Liens existing on the date hereof and identified on Schedule 8.2, (l) Liens upon Property acquired (or the Property of a Subsidiary that is acquired) after the Closing Date by the Borrower or its Subsidiaries, which Liens either (i) existed on such Property before the time of such acquisition and was not created in anticipation thereof or (ii) were created solely for the purpose of securing Indebtedness representing, or incurred to finance or refinance, the cost of such Property or improvements thereon; provided, however; that (A) no such Lien shall extend to or cover any Property of any Credit Party other than the Property so acquired and improvements thereon and proceeds thereof, (B) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value of such Property at the time it was acquired or constructed and (C) the Indebtedness secured by any such Lien is permitted hereunder; provided that (x) no such Lien shall extend to any Property other than the Property subject thereto on the closing date of such acquisition and (y) the principal amount of the Indebtedness secured by such Liens shall not be increased, (m) Liens in connection with Permitted Receivables Financing, (n) Liens with respect to lease filings for notice purposes only, (o) Liens on purchase money Indebtedness incurred by the Borrower in an amount not to exceed, in the aggregate, $100,000,000 less Indebtedness incurred by Subsidiaries of the Borrower pursuant to Section 8.1(e), (p) Liens on Property of non-wholly owned Subsidiaries of the Borrower incurred to finance working capital, (q) Liens on Property of Foreign Subsidiaries securing Indebtedness of the type permitted by Section 8.1(k) incurred by Foreign Subsidiaries, and (r) renewals and extensions of the foregoing so long as such Lien (i) does not cover any additional Property, (ii) does not secure additional Indebtedness and (iii) is not otherwise prohibited by this Credit Agreement.

          “Permitted Receivables Financing” means any transaction entered into pursuant to documentation reasonably acceptable to the Administrative Agent in which (a) one or more Credit Parties sells, conveys or otherwise transfers to Quest Receivables and (b) Quest Receivables sells, conveys or otherwise transfers to any other Person or grants a security interest to any Person in, any Receivables (whether now existing or hereafter acquired) of a Credit Party, and any assets related thereto including all collateral securing such Receivables, all contracts and all Guaranty Obligations or other obligations in respect of such Receivables, all proceeds of such Receivables and all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

          “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

          “Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any

ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

          “Platform” has the meaning given thereto in Section 7.1(i).

          “Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Charlotte, North Carolina (or such other principal office of the Administrative Agent as communicated in writing to the Borrower and the Lenders) as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on some loans which may be priced at, above or below such announced rate and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

          “Principal Property” means any real property and any related buildings, fixtures or other improvements located in the United States owned by the Borrower or its Subsidiaries (a) on or in which one of its 30 largest domestic clinical laboratories conducts operations, as determined by net revenues for the four most recent fiscal quarters for which financial statements have been filed with the Securities and Exchange Commission, or (b) the net book value of which at the time of the determination exceeds 1% of Total Assets.

          “Projections” has the meaning given thereto in Section 5.1(j).

          “Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          “Public Lender” has the meaning given thereto in Section 7.1(i).

          “Quest Receivables” means Quest Diagnostics Receivables Incorporated, a Delaware corporation, a wholly-owned, bankruptcy-remote, special purpose Subsidiary of the Borrower.

          “Real Properties” has the meaning given thereto in Section 6.19.

          “Receivable” means the indebtedness and payment obligations of any Person to any Credit Party or acquired by any Credit Party (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security) arising from a sale of merchandise or the provision of services in the ordinary course of business by such Credit Party or the Person from which such indebtedness and payment obligation were acquired by any Credit Party, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.

          “Refinancing” has the meaning given to it in the first recital.

          “Register” has the meaning given to it in Section 11.3(c).

          “Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation or by the PBGC.

          “Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes hereof, the term “Credit Exposure” as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the sum of (x) the Revolving Loan Commitment Percentage of such Lender multiplied by the Revolving Committed Amount and (y) the Term Loan Commitment Percentage of such Lender multiplied by the Term Loan Committed Amount and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of the outstanding Loans of such Lender plus (ii) such Lender’s Participation Interests in the face amount of the outstanding Letters of Credit and outstanding Swing Line Loans.

          “Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material Property is subject.

          “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.7, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.

          “Revolving Committed Amount” means SEVEN HUNDRED AND FIFTY MILLION DOLLARS ($750,000,000) or such lesser amount to which the Revolving Committed Amount may be reduced pursuant to Section 2.2(d) or increased pursuant to Section 2.2(e).

          “Revolving Credit Facility” has the meaning given to it in the second recital.

          “Revolving Loan Commitment Percentage” means, for each Lender, the percentage identified as its Revolving Loan Commitment Percentage on Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3 and with any Incremental Revolving Loan Commitment.

          “Revolving Loans” means the Revolving Loans made to the Borrower pursuant to Section 2.2.

          “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.2, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.2(f).

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor or assignee of the business of such division in the business of rating securities.

          “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or one of its Subsidiaries of any Principal Property that has been or is to be sold or transferred by the Borrower or any Guarantor to such Person, as the case may be.

          “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

          “Senior Credit Facilities” has the meaning given to it in the second recital.

          “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

          “Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

          “Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability reduced by the amount of any contribution or indemnity that can reasonably be expected to be received.

          “SPC” has the meaning set forth in Section 11.3(g).

          “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

          “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

          “Sterling” and “£” mean the lawful currency of the United Kingdom.

          “Stock Repurchase” has the meaning set forth in Section 8.9.

          “Strategic Investment Portfolio” means all Investments in Persons in which the Borrower and its Subsidiaries own less than 50% of the Voting Stock of such Person.

          “Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

          “Swing Line Committed Amount” means FIFTY MILLION DOLLARS ($50,000,000).

          “Swing Line Lender” means Bank of America.

          “Swing Line Loans” means the loans made by the Swing Line Lender pursuant to Section 2.4.

          “Swing Line Loan Note” means the promissory note of the Borrower in favor of the Swing Line Lender evidencing the Swing Line Loans provided pursuant to Section 2.4, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time in and as evidenced by the form of Exhibit 2.4(d).

          “Swing Line Loan Request” means a request by the Borrower for a Swing Line Loan in substantially the form of Exhibit 2.4(b).

          “Syndication Agent” has the meaning given to it in the preamble.

          “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

          “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

          “Taxes” has the meaning given to it in Section 3.13(a).

          “10½% Subordinated Note Tender Offer” has the meaning given to it in Section 5.1(f).

          “Tender Costs” means the costs incurred by the Borrower in connection with any tender for outstanding indebtedness of the Borrower, and the termination of the interest rate swap contracts related thereto in an aggregate amount not to exceed $50,000,000 during the term of this Credit Agreement.

          “Term Loan Commitment Percentage” means, for each Lender, the percentage identified as its Term Loan Commitment Percentage on Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

          “Term Loan Committed Amount” means ONE BILLION SIX HUNDRED MILLION DOLLARS ($1,600,000,000).

          “Term Loan Facility” has the meaning given to it in the second recital.

          “Term Loans” means the Term Loans made to the Borrower pursuant to Section 2.1.

          “Term Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Term Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(c).

          “Termination Date” means the date on which the Merger Agreement is terminated pursuant to Section 10.1 of the Merger Agreement (as in effect on the date hereof).

          “Total Assets” means all items that in accordance with GAAP would be classified as assets of the Borrower and its Subsidiaries on a consolidated basis.

          “Transaction” has the meaning given to it in the second recital.

          “TRICARE” means the United States Department of Defense health care program for service families including, but not limited to, TRICARE Prime, TRICARE Extra and TRICARE Standard, and any successor to or predecessor thereof (including, without limitation, CHAMPUS).

          “Voting Stock” means all classes of the Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors (or similar governing authority).

                    1.2 Other Interpretive Provisions.

          With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provisions thereof.

          (ii) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

          (iii) The term “including” is by way of example and not limitation.

          (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

          (d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

                    1.3 Accounting Terms/Calculation of Financial Covenants.

          (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements delivered to the Lenders prior to the Closing Date); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with GAAP as in effect as of the date of the most recent financial statements delivered by the Borrower to the Lenders to which no such objection shall have been made.

          (b) Notwithstanding anything herein to the contrary, for the purposes of calculating the financial covenants set forth in Section 7.2, (i) income statement items (positive or negative) attributable to any Person or Property acquired in a Permitted Acquisition and Indebtedness incurred in connection with such Permitted Acquisition shall, without duplication, be treated as if such Person or Property was acquired or such Indebtedness incurred as of the first day of the twelve month period ending as of the most recently completely fiscal quarter of the Borrower and (ii) income statement items (positive or negative) attributable to Property disposed of in any asset sale permitted by Section 8.5(g) and Indebtedness retired in connection with such sale shall, without duplication, be treated as if such sale occurred as of the first day of the twelve month period ending as of the most recently completed fiscal quarter of the Borrower.

                    1.4 Time.

          All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

                    1.5 Rounding.

          Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

                    1.6 Exchange Rates; Currency Equivalents.

          (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

          (b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

                    1.7 Additional Alternative Currencies.

                    (a) The Borrower may from time to time request that Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders.

                    (b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired making of Eurocurrency Rate Loans (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

                    (c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the Administrative Agent shall promptly so notify the Borrower.

                    1.8 Change of Currency.

                    (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

                    (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

                    (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

                    1.9 References to Agreements and Laws.

          Unless otherwise expressly provided herein, (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law shall include all statutory and regulatory provisions (having the force of law) consolidating, amending, replacing, supplementing or interpreting such law.

                    1.10 Letter of Credit Amounts.

          Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the LOC Documents related thereto, whether or not such maximum face amount is in effect at such time.

SECTION 2

CREDIT FACILITIES

                    2.1 Term Loans.

                    (a) Term Loan Commitment. Subject to the terms and conditions set forth herein, each Lender with a Commitment to make Term Loans severally agrees to make a single loan to the Borrower on the Closing Date (each a “Term Loan” and collectively the “Term Loans”), in Dollars, in an amount equal to such Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount; provided that the aggregate amount of such Term Loans made by all Term Loan Lenders shall not exceed the Term Loan Committed Amount. Once repaid or prepaid, Term Loans cannot be reborrowed.

                    (b) Funding of Term Loans. Each Lender shall make its Term Loan Commitment Percentage of the Term Loan Committed Amount available to the Administrative Agent by 1:00 p.m. on the Closing Date by deposit, in Dollars, of immediately available funds at the Agency Services Address. The amount of the Term Loans will then be made available to the Borrower by the Administrative Agent as directed by the Borrower, to the extent the amount of such Term Loans are made available to the Administrative Agent. All Term Loans made on the Closing Date shall be Base Rate Loans unless the Borrower delivers a funding indemnity letter in form and substance reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the Closing Date. Thereafter, all or any portion of the Term Loans may be converted into Eurocurrency Rate Loans in accordance with the terms of Section 2.7. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.7 are several and not joint. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Term Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent its portion of the Term Loans, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date, and the Administrative Agent in reliance upon such assumption may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such Lender’s portion of the Term Loans is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover from such Lender an amount equal to such corresponding amount which the Administrative Agent has made available to the Borrower. If such Lender does not pay such amount upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such amount in respect of each day from the date an amount equal to such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the Base Rate or (ii) from such Lender, at a rate per annum equal to, during the period to but excluding the date two Business Days after demand therefor, the Federal Funds Rate, and, thereafter, the Base Rate plus two percent (2%) per annum.

                    (c) Term Notes. The Term Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each Lender that requests an Term Note in substantially the form of Exhibit 2.1(c).

                    2.2 Revolving Loans.

                    (a) Revolving Loan Commitment. Subject to the terms and conditions set forth herein, including but not limited to Section 5.2, each Lender severally agrees to make revolving loans (each a “Revolving Loan” and collectively the “Revolving Loans”) to the Borrower, in Dollars or in one or more Alternative Currencies, in an amount equal to its Revolving Loan Commitment Percentage, if any, of such Revolving Loan, at any time and from time to time, during the period from and including the Closing Date to but not including the Maturity Date (or such earlier date if the Commitments have been terminated as provided herein); provided, however, that, after giving effect to any borrowing of Revolving Loans, the sum of (i) the aggregate amount of the Dollar Equivalent of Revolving Loans outstanding, plus (ii) the aggregate amount of LOC Obligations outstanding, plus (iii) the aggregate amount of Competitive Bid Loans outstanding plus (iv) the aggregate amount of Swing Line Loans outstanding shall not exceed the Revolving Committed Amount, and the Dollar Equivalent of the Revolving Loans denominated in Alternative Currencies at any time shall not exceed $100,000,000. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

                    (b) Method of Borrowing for Revolving Loans. By no later than 11:00 a.m. (i) on the date of the requested borrowing of Revolving Loans that will be made as Base Rate Loans or (ii) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be made as Eurocurrency Rate Loans denominated in Dollars, and (iii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the date of the requested borrowing of Revolving Loans that will be Eurocurrency Rate Loans denominated in Alternative Currencies, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Borrowing in the form of Exhibit 2.2(b) (which may be submitted by telecopy), each of such telephonic notice and such written Notice of Borrowing setting forth (A) the amount requested, (B) whether such Revolving Loans shall accrue interest at the Base Rate or the Eurocurrency Rate, (C) with respect to Revolving Loans that will be Eurocurrency Rate Loans, the Interest Period applicable thereto and (D) certification that the Borrower has complied in all respects with Section 5.2. Each such notice must be received by the Administrative Agent not later than (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of such borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) three Business Days before the requested date of such borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice

Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.

          (c) Funding of Loans. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Revolving Loan Commitment Percentage of the requested Revolving Loans available to the Administrative Agent in Same Day Funds at the Agency Services Address for the applicable currency not later than 1:00 p.m. in the case of any Revolving Loans denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loans in an Alternative Currency, in each case on the Business Day specified in the Notice of Borrowing. The amount of the requested Revolving Loans will then be made available to the Borrower by the Administrative Agent as directed by the Borrower, to the extent the amount of such Revolving Loans are made available to the Administrative Agent.

          No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Revolving Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Revolving Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Revolving Loans, and the Administrative Agent in reliance upon such assumption may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such Lender’s portion of the Revolving Loans is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover from such Lender an amount equal to such corresponding amount which the Administrative Agent has made available to the Borrower. If such Lender does not pay such amount upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such amount in respect of each day from the date an amount equal to such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Revolving Loan pursuant to the Notice of Borrowing or (ii) from such Lender, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

          (d) Reductions of Revolving Committed Amount. Upon at least three Business Days’ prior written notice, the Borrower shall have the right to permanently reduce, without premium or penalty, all or part of the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate amount of outstanding Revolving Loans plus the aggregate amount of outstanding LOC Obligations plus the aggregate amount of outstanding Competitive Bid Loans plus the aggregate amount of outstanding Swing Line Loans. Any reduction in (or termination of) the Revolving Committed Amount pursuant to this Section 2.2(d) shall be permanent and may not be reinstated. The Administrative Agent shall immediately notify the Lenders of any reduction in the Revolving Committed Amount pursuant to this Section 2.2(d).

(e) Increases in Revolving Commitment Amount.

          (i) At any time that no Default has occurred and is continuing, and prior to the Maturity Date, the Borrower may, from time to time, notify the Administrative Agent that the Borrower is requesting that, on the terms and subject to the conditions contained in this Credit Agreement, the Lenders and/or other lenders or other financial institutions not then a party to this Credit Agreement provide up to an aggregate amount of an additional $250,000,000 Revolving Committed Amount to make Revolving Loans to the Borrower (such loans, the “Incremental Revolving Loans”) (any such commitment to make Incremental Revolving Loans being an “Incremental Revolving Loan Commitment”; and the aggregate amount thereof agreed to be provided by the applicable Lenders or other lenders in response to any such request, an “Incremental Revolving Committed Amount”).

          (ii) Upon receipt of such notice, together with a certificate demonstrating pro forma compliance with the financial covenants contained in Section 7.2, after giving effect to the increase in, and assuming full usage of, the Revolving Committed Amount, the Administrative Agent shall use commercially reasonable efforts to arrange for the Lenders or other lenders to provide such additional Commitments. Nothing contained in this Section or otherwise in this Agreement is intended to commit any Person to provide any portion of any such additional Commitments.

          (iii) If and to the extent that any Lenders and/or other lenders agree, in their sole discretion, to provide any such additional Commitments, pursuant to documentation in form and substance to be mutually satisfactory to the Borrower, the Administrative Agent and the applicable Lenders, such documentation shall provide (w) that the Revolving Committed Amount shall be increased by the aggregate amount of the Incremental Revolving Loan Commitments agreed to be so provided, (x) the Revolving Loan Commitment Percentage of the respective Lenders in respect of the increased Revolving Committed Amount shall be proportionally adjusted (provided, however, that for any Lender, the product of such Lender’s adjusted Revolving Loan Commitment Percentage of a Lender in respect of Revolving Loans multiplied by the Revolving Committed Amount as increased pursuant to clause (w) may not exceed an amount equal to the Revolving Loan Commitment Percentage of such Lender in respect of Revolving Loans immediately prior to any adjustment made pursuant to this clause (x) multiplied by the Revolving Committed Amount immediately prior to the corresponding increase thereof pursuant to clause (w) without the consent of such Lender) and such adjustment shall be recorded in the Register, (y) at such time and in such manner as the Borrower and the Administrative Agent shall agree (it being understood that the Borrower and the Administrative Agent will use commercially reasonable efforts to avoid the prepayment or assignment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period applicable thereto), the Lenders shall assign and assume outstanding Revolving Loans and participations in outstanding Letters of Credit so as to cause the amounts of such Revolving Loans and participations in Letters of Credit held by each Lender with a Revolving Loan Commitment Percentage in excess of zero of the Revolving Loan Commitment to conform to its Revolving Loan Commitment Percentage of the Revolving Loan Commitment and (z) the Borrower shall execute and deliver any additional Notes, other amendments or modifications to any Credit Document and any other certificates, consents or legal opinions as the Administrative Agent may reasonably request, and (notwithstanding anything to the contrary contained in Section 11.6 hereof) each such amendment or modification may be effective without the consent of any other Lenders, as may be necessary or appropriate and to the extent not materially adverse to the other Lenders in the opinion of the Administrative Agent to effect the provisions of this Section 2.2(e).

          (f) Revolving Notes. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each Lender that requests a Revolving Note in substantially the form of Exhibit 2.2(f).

2.3 Letter of Credit Subfacility.

          (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions relating to the Borrower which the Issuing Lender may reasonably require (so long as such terms and conditions do not impose any financial obligation on or require any Lien (not otherwise contemplated by this Credit Agreement) to be given by any Credit Party or conflict with any obligation of, or detract from any action which may be taken by, the Borrower or its Subsidiaries under this Credit Agreement), the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, from time to time upon request, in its reasonable discretion, to issue (from the Closing Date to thirty days prior to the Maturity Date and in a form reasonably acceptable to the Issuing Lender), in Dollars, and the Participants shall participate in, Letters of Credit for the account of the Borrower; provided, however, that, after giving effect to the issuance (or drawdown or extension) of any Letter of Credit, (i) the aggregate amount of LOC Obligations shall not at any time exceed the LOC Committed Amount and (ii) (A) the sum of the aggregate amount of outstanding LOC Obligations, plus (B) the aggregate amount of the Dollar Equivalent of Revolving Loans outstanding, plus (C) the aggregate amount of Competitive Bid Loans outstanding, plus (D) the aggregate amount of Swing Line Loans outstanding shall not exceed the Revolving Committed Amount and (iii) if any Participant shall be a Defaulting Lender at the time of issuance of any Letter of Credit, the amount of such Letter of Credit shall be reduced by the amount of such Participant’s Participation

Interest in such Letter of Credit, unless otherwise agreed by the Issuing Lender in its sole discretion. The Issuing Lender may require the issuance and expiry date of each Letter of Credit to be a Business Day. Each Letter of Credit shall be a standby letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of the Borrower or any of its Subsidiaries. Except as otherwise expressly agreed upon by all the Participants, no Letter of Credit shall have an original expiry date more than one year from the date of issuance nor, as extended or otherwise, shall have an expiry date beyond the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender.

          (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least three Business Days prior to the requested date of issuance. The Issuing Lender will, at least quarterly and more frequently upon request, provide to the Administrative Agent for dissemination to the Lenders a report specifying the Letters of Credit which are then issued and outstanding. The Issuing Lender will further provide to the Administrative Agent, promptly upon request, copies of the Letters of Credit and the other LOC Documents.

(c) Participations.

          (i) On the Closing Date, each Participant shall automatically acquire a participation in the liability of the Issuing Lender under each Existing Letter of Credit in an amount equal to its Revolving Loan Commitment Percentage of such Existing Letters of Credit.

          (ii) Each Participant, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and each LOC Document related thereto and the rights and obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Loan Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Loan Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Participant’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit or pursuant to a Mandatory Borrowing under Section 2.3(e)(i), each such Participant shall fund its Participation Interest in such unreimbursed drawing in accordance with the terms of Section 2.3(e)(ii). Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower or any other Credit Party to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

          (d) Reimbursement by Borrower. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. Unless the Borrower shall notify the Issuing Lender of its intent to otherwise reimburse the Issuing Lender and shall reimburse the Issuing Lender in same day funds within one hour of receipt of notice of such drawing from the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan at the Base Rate in the amount of the drawing, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of (but without waiver of) (i) any rights of set-off, counterclaim or defense to payment the applicable account party or the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation, any defense based on any failure of the applicable account party, the Borrower or any other Credit Party to receive consideration or (ii) the legality, validity, regularity or unenforceability of the Letter of Credit, this Credit Agreement or any other Credit Document.

(e) Reimbursement by Lenders.

          (i) Reimbursement with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan borrowing to reimburse a drawing under a Letter of Credit (as set forth in clause (d) above), the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised solely of Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be made from all Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.2) pro rata based on each Lender’s respective Revolving Loan Commitment Percentage and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each applicable Lender hereby irrevocably agrees to make such Revolving Loans upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and in accordance with the terms of Section 2.3(e)(iii) notwithstanding (A) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 5.2 are then satisfied, (C) whether a Default or Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (E) the date of such Mandatory Borrowing, (F) any reduction in the Revolving Committed Amount or any termination of the Commitments, or (G) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever.

(ii) Reimbursement Through Funding of Participation Interests. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), the Issuing Lender will promptly notify the Participants of the amount of any unreimbursed drawing (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to the funding of the Participation Interests therein) and each Participant shall fund its Participation Interest in such unreimbursed drawing by paying to the Issuing Lender, in Dollars and in immediately available funds, the amount of such Participant’s Revolving Loan Commitment Percentage of such unreimbursed drawing. Each Participant’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to (A) the termination of this Credit Agreement or the Commitments hereunder, (B) the existence of a Default or Event of Default, (C) the acceleration of the obligations hereunder and (D) any set-off, counterclaim, recoupment, defense or other right which such Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever. Simultaneously with the making of each such payment by a Participant to the Issuing Lender, such Participant shall, automatically and without any further action on the part of the Issuing Lender or such Participant, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower and the other Credit Parties with respect thereto.

          (iii) Funding of Mandatory Borrowing or Participation Interest. Each applicable Lender (including the Lender acting as Issuing Lender) and each Participant shall upon any notice pursuant to Section 2.3(e)(i) or Section 2.3(e)(ii), respectively, make its Revolving Loan Commitment Percentage of the unreimbursed drawing available to the Administrative Agent, for the benefit of the Issuing Lender, by 1:00 p.m. on the day of the notice if notice is given on or before 11:00 a.m. or by 1:00 p.m. the next Business Day if notice is given after 11:00 a.m., in Dollars, of immediately available funds at the Agency Services Address. The Administrative Agent shall remit the funds so received to the Issuing Lender.

          (iv) Failure to Fund. In the event any Lender or any Participant shall fail to fund its portion of a Mandatory Borrowing or its Participation Interest, respectively, on the date required pursuant to Section 2.3(e)(iii), the amount of such Lender’s unfunded portion of the Mandatory Borrowing or such Participant’s unfunded Participation Interest shall bear interest payable to the Issuing Lender upon demand, at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing.

          (f) Modification and Extension. The issuance of any supplement, modification, amendment, renewal, or extensions to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

          (g) Applicability of ISP98.Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(h) Responsibility of Issuing Lender.

          (i) It is expressly understood and agreed as between the Lenders that the obligations of the Issuing Lender hereunder to the Participants are only those expressly set forth in this Credit Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.3 shall be deemed to prejudice the right of any Participant to recover from the Issuing Lender any amounts made available by such Participant to the Issuing Lender pursuant to this Section 2.3 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

          (ii) The Issuing Lender shall be under no obligation to issue any Letter of Credit if (a) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, (b) any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, or (c) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender.

(i) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall govern.

(j) Indemnification of Issuing Lender.

          (i) In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including Attorney Costs) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions, herein called “Government Acts”).

          (ii) As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for (except in the case of (A), (B) and (C) below if the Issuing Lender has actual knowledge to the contrary): (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (F) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

          (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

          (iv) Nothing in this subsection (j) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.3. The obligations of the Borrower under this subsection (j) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

          (v) Notwithstanding anything to the contrary contained in this subsection (j), the Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

          (k) Designation of other Persons as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.3(a) hereof, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

2.4 Swing Line Loans Subfacility.

          (a) Swing Line Loans. The Swing Line Lender hereby agrees, on the terms and subject to the conditions set forth herein and in the other Credit Documents, to make loans (each a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrower, in Dollars, at any time and from time to time, during the period from and including the Closing Date to but not including the Maturity Date (or such earlier date if the Commitments have been terminated as provided herein); provided that, after giving effect to the issuance of any such Swing Line Loan, (i) the aggregate principal amount of the Swing Line Loans outstanding at any one time shall not exceed the Swing Line Committed Amount and (ii) the sum of (A) the aggregate amount of Swing Line Loans outstanding, plus (B) the aggregate amount of the Dollar Equivalent of Revolving Loans outstanding, plus (C) the aggregate amount of LOC Obligations outstanding, plus (D) the aggregate amount of outstanding Competitive Bid Loans shall not exceed the Revolving Committed Amount. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans.

          (b) Method of Borrowing and Funding Swing Line Loans. By no later than 1:00 p.m. on the date of the requested borrowing of Swing Line Loans, the Borrower shall provide telephone notice to the Swing Line Lender, followed promptly by a written Swing Line Loan Request in the form of Exhibit 2.4(b) (which may be submitted by telecopy) setting forth (i) the amount of the requested Swing Line Loan and (ii) the date of the requested Swing Line Loan and complying in all respects with Section 5.2. The Swing Line Lender shall initiate the transfer of funds representing the Swing Line Loan advance to the Borrower by 3:00 p.m. on the Business Day of the requested borrowing.

          (c) Repayment and Participations of Swing Line Loans. The Borrower agrees to repay all Swing Line Loans immediately upon the existence of a Default or Event of Default or otherwise within three Business Days of demand therefor by the Swing Line Lender. Each repayment of a Swing Line Loan may be accomplished by requesting Revolving Loans which request is not subject to the conditions set forth in Section 5.2. In the event that the Borrower shall fail to timely repay any Swing Line Loan, and in any event upon (i) a request by the Swing Line Lender, (ii) the occurrence of an Event of Default described in Section 9.1(f) or (iii) the acceleration of any Loan or termination of any Commitment pursuant to Section 9.2, each Lender shall irrevocably and unconditionally purchase from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in such Swing Line Loan in an amount equal to such other Lender’s Revolving Loan Commitment Percentage thereof, by directly purchasing a participation in such Swing Line Loan in such amount (regardless of whether the conditions precedent thereto set forth in Section 5.2 are then satisfied, whether or not the Borrower has submitted a Notice of Borrowing and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) and paying the proceeds thereof to the Swing Line Lender at the Agency Services Address, or at such other address as the Swing Line Lender may designate, in Dollars and in immediately available funds. If such amount is not in fact made available to the Swing Line Lender by any Participant, the Swing Line Lender shall be entitled to recover such amount on demand from such Participant, together with accrued interest thereon for each day from the date of demand thereof, at a rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate plus two percent (2%) per annum. If such Participant does not pay such amount forthwith upon the Swing Line Lender’s demand therefor, and until such time as such Participant makes the required payment, the Swing Line Lender shall be deemed to continue to have outstanding Swing Line Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents other than those provisions requiring the other Participants to purchase a participation therein. Further, such Participant shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Swing Line Lender to fund Swing Line Loans in the amount of the participation in Swing Line Loans that such Participant failed to purchase pursuant to this Section 2.4(c) until such amount has been purchased (as a result of such assignment or otherwise).

          (d) Swing Line Loan Note. The Swing Line Loans made by the Swing Line Lender shall, if requested by the Swing Line Lender, be evidenced by a duly executed promissory note of the Borrower to the Swing Line Lender in substantially the form of Exhibit 2.4(d).

2.5 Competitive Bid Loans Subfacility.

          (a) Competitive Bid Loans. Subject to the terms and conditions set forth herein, the Borrower may, from time to time, during the period from the Closing Date to the Maturity Date, request, and each Lender may, in its sole discretion, agree to make loans to the Borrower in accordance with the terms of this Section 2.5 (each a “Competitive Bid Loan” and collectively the “Competitive Bid Loans”); provided, however, that (i) the sum of (A) the aggregate amount of the Dollar Equivalent of Revolving Loans outstanding, plus (B) the aggregate amount of Competitive Bid Loans outstanding, plus (C) the aggregate amount of Swing Line Loans outstanding, plus (D) the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Loan Commitment, (ii) the aggregate amount of Competitive Bid Loans outstanding at any one time cannot exceed $500,000,000, (iii) all Competitive Bid Loans shall be denominated in Dollars and (iv) if a Lender does make a Competitive Bid Loan it shall not reduce such Lender’s obligation to make its pro rata share of any Revolving Loan.

          (b) Competitive Bid Requests. The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request to the Administrative Agent by 11:00 a.m. on a Business Day not less than one or more than five Business Days prior to the date of the requested Competitive Bid Loan. A Competitive Bid Request must be substantially in the form of Exhibit 2.5(b) and shall specify (i) the date of the requested Competitive Bid Loan (which shall be a Business Day), (ii) the amount of the requested Competitive Bid Loan and (iii) the applicable Interest Period or Interest Periods requested and be accompanied by the Competitive Bid Fee. The Administrative Agent shall notify the Lenders of its receipt of a Competitive Bid Request and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. The Borrower may not request a Competitive Bid for more than four different Interest Periods per Competitive Bid Request and Competitive Bid Requests may be made no more frequently than six times every calendar month.

          (c) Competitive Bid Procedure. Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not later than 11:00 a.m. on the proposed date of the requested Competitive Bid Loan; provided, however, that should the Administrative Agent, in its capacity as a Lender, desire to submit a Competitive Bid it shall notify the Borrower of its Competitive Bid and the terms thereof not later than 15 minutes prior to the time the other Lenders are required to submit their Competitive Bid. A Lender may offer to make all or part of the requested Competitive Bid Loan and may submit multiple Competitive Bids in response to a Competitive Bid Request. Any Competitive Bid must specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the minimum (which shall be not less than $10,000,000 and integral multiples of $1,000,000 in excess thereof) and maximum principal amounts of the requested Competitive Bid Loan or Loans as to which the Lender is willing to make and (iii) the applicable interest rate or rates and Interest Period or Interest Periods therefor. A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall promptly notify the Borrower of all Competitive Bids made and the terms thereof. The Administrative Agent shall send a copy of each of the Competitive Bids to the Borrower and each of the Lenders for its records as soon as practicable.

          (d) Acceptance of Competitive Bids. The Borrower may, in its sole discretion, subject only to the provisions of this subsection (d), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give oral notification of its acceptance of any or all such Competitive Bids (which shall be promptly confirmed in writing) to the Administrative Agent by 12:00 noon on the proposed date of the Competitive Bid Loan; provided, however, (i) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (ii) to the extent Competitive Bids are for comparable Interest Periods, the Borrower may accept Competitive Bids only in ascending order of rates, (iii) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate, but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to be in excess of the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate and (v) no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of clause (iv) of subsection (d) hereof, then in a minimum principal amount of $500,000 and integral multiples of $100,000 (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) of subsection (d) hereof, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, not later than 1:00 p.m. on the proposed date of such Competitive Bid Loan, notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

          (e) Funding of Competitive Bid Loans. Each Lender which is to make a Competitive Bid Loan shall make its Competitive Bid Loan available to the Administrative Agent by 2:00 p.m. on the date specified in the Competitive Bid Request by deposit of immediately available funds at the Agency Services Address or at such other address as the Administrative Agent may designate in writing. The Administrative Agent will, upon receipt, make the proceeds of such Competitive Bid Loans available to the Borrower.

          (f) Maturity of Competitive Bid Loans. Each Competitive Bid Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto. Unless the Borrower shall give notice to the Administrative Agent otherwise (or repays such Competitive Bid Loan), or a Default or Event of Default exists and is continuing, the Borrower shall be deemed to have requested Revolving Loans from all of the Lenders (in the amount of the maturing Competitive Bid Loan and accruing interest at the Base Rate), the proceeds of which will be used to repay such Competitive Bid Loan.

          (g) Competitive Bid Loan Notes. The Competitive Bid Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each Lender that requests a Competitive Bid Loan Note in substantially the form of Exhibit 2.5(g).

2.6 [Intentionally Omitted].

2.7 Continuations and Conversions.

          Subject to the terms below, the Borrower shall have the option, on any Business Day, to continue existing Eurocurrency Rate Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurocurrency Rate Loans or to convert Eurocurrency Rate Loans into Base Rate Loans. By no later than 11:00 a.m. (a) on the date of the requested conversion of a Eurocurrency Rate Loan denominated in Dollars to a Base Rate Loan or (b) three Business Days prior to the date of the requested continuation of a Eurocurrency Rate Loan denominated in Dollars or conversion of a Base Rate Loan to a Eurocurrency Rate Loan denominated in Dollars or (c) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the date of the requested continuation of a Eurocurrency Rate Loan denominated in Alternative Currencies, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion, in the form of Exhibit 2.7 setting forth (i) whether the Borrower wishes to continue or convert such Loans and (ii) if the request is to continue a Eurocurrency Rate Loan or convert a Base Rate Loan to a Eurocurrency Rate Loan, the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, Eurocurrency Rate Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) Eurocurrency Rate Loans may not be continued nor may Base Rate Loans be converted into Eurocurrency Rate Loans during the existence and continuation of a Default or an Event of Default, (C) any request to continue a Eurocurrency Rate Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurocurrency Rate Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the applicable Interest Period provided, however, that in the case of a failure to timely request a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month, and (D) any failure to state the Interest Period with respect to the continuation of a Eurocurrency Rate Loan or the conversion of a Base Rate Loan to a Eurocurrency Rate Loan shall constitute a request for a one month Interest Period. No Revolving Loans may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency. It is understood and agreed that Competitive Bid Loans and Swing Line Loans may not be continued or converted.

2.8 Minimum Amounts.

          Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurocurrency Rate Loan and each Competitive Bid Loan shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of the lesser of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof) or the remaining amount available under the Revolving Committed

Amount, (c) each Swing Line Loan shall be in a minimum amount of the lesser of $1,000,000 (and in integral multiples of $100,000 in excess thereof) or the remaining amount available under the Swing Line Committed Amount and (d) no more than ten Eurocurrency Rate Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.8, all Eurocurrency Rate Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurocurrency Rate Loan, but Eurocurrency Rate Loans with different Interest Periods, even if they begin on the same date, shall be considered as separate Eurocurrency Rate Loans.

SECTION 3

GENERAL PROVISIONS APPLICABLE
TO LOANS AND LETTERS OF CREDIT

3.1 Interest.

          (a) Interest Rate. Subject to Section 3.1(b), (i) all Base Rate Loans shall accrue interest at the Base Rate, (ii) all Eurocurrency Rate Loans shall accrue interest at the Eurocurrency Rate plus the Applicable Percentage plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost, (iii) all Swing Line Loans shall accrue interest at the Base Rate and (iv) all Competitive Bid Loans shall accrue interest at the applicable Competitive Bid Rate with respect to each Competitive Bid Loan.

          (b) Default Rate of Interest. Upon the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a) and (k), the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the Base Rate plus two percent (2%) per annum).

(c) Interest Payments. Except as set forth in clause (b) above, interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2 Place and Manner of Payments.

          All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agency Services Address in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agency Services Address in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment (based upon the applicable Commitments of the Lenders) in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

3.3 Prepayments.

          (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) (A) Eurocurrency Rate Loans denominated in Dollars may only be prepaid on three Business Days’ prior written notice to the Administrative Agent, (B) Eurocurrency Rate Loans denominated in Alternative Currencies may only be prepaid on four Business Days’ prior written notice to the Administrative Agent, (C) Eurocurrency Rate Loans denominated in Special Notice Currencies may only be prepaid on five Business Days’ prior written notice to the Administrative Agent and (D) Base Rate Loans may be prepaid on same-day prior written notice to the Administrative Agent, (ii) each such partial prepayment of Eurocurrency Rate Loans or Base Rate Loans shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000, (iii) each such partial prepayment of Swing Line Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $100,000 and (iv) Competitive Bid Loans may not be prepaid unless a breakage fee equal to the amount of damages suffered by the Lender (other than loss of anticipated profits) whose Competitive Bid Loan is prepaid is paid to such Lender (as determined by such Lender in its reasonable discretion). Amounts prepaid pursuant to this Section 3.3(a) shall be applied as the Borrower may elect; however, if the Borrower fails to specify, such prepayment will be applied in the manner set forth in Section 3.3(d) below.

          (b) Mandatory Prepayments. If at any time (i) the sum of the aggregate amount of the Dollar Equivalent of outstanding Revolving Loans plus the aggregate amount of outstanding LOC Obligations plus the aggregate amount of outstanding Competitive Bid Loans plus the aggregate amount of outstanding Swing Line Loans exceeds the Revolving Committed Amount, (ii) the aggregate amount of outstanding Swing Line Loans exceeds the Swing Line Committed Amount, (iii) the aggregate amount of outstanding LOC Obligations exceeds the LOC Committed Amount or (iv) the amount of outstanding Competitive Bid Loans exceeds $500,000,000, the Borrower shall immediately make a principal payment to the Administrative Agent (or with respect to LOC Obligations an amount to be held as cash collateral) in a manner and in an amount necessary to be in compliance with Sections 2.1, 2.2, 2.3, 2.4 and 2.5, as applicable and as directed by the Administrative Agent (any such prepayment with respect to clause (i) above to be applied as set forth in Section 3.3(c) below).

          (c) Scheduled Repayment of Term Loans. Commencing on the last day of the first full fiscal quarter following the Closing Date, the Borrower shall repay the aggregate outstanding principal amount of all Term Loans, in equal quarterly installments, in each of the relevant one-year periods (each an “Annual Period”) following the Closing Date set forth in the grid below in an amount equal to the product of (i) the percentage set forth opposite such Annual Period in the grid below (the “Repayment Percentage”) and (ii) the Term Loan Committed Amount:

Annual Period	Repayment Percentage of Term Loan Committed Amount

First Year	5%

Second Year	5%

Third Year	10%

Fourth Year	10%

Fifth Year	70%

          (d) Application of Prepayments. All amounts paid pursuant to Sections 3.3(a) and 3.3(b)(i), if the Borrower has not otherwise elected an application of such amounts as contemplated in Section 3.3(a), shall be applied first to Term Loans (with the amount of such prepayment of the Term Loans being applied to the remaining Term Loan amortization payments, pro rata in accordance with the amount of each such remaining Term Loan amortization payment), second, once all Term Loans have been repaid in full, to Swing Line Loans, third, to Revolving Loans (first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period Maturities), fourth, pro rata, to Competitive Bid Loans and fifth to a cash collateral account in respect of LOC Obligations. All prepayments under this Section 3.3 shall be subject to Section 3.14.

3.4 Fees.

          (a) Facility Fees. In consideration of the commitments under the Revolving Credit Facility being made available by the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent a per annum fee (the “Facility Fee”) for the pro rata benefit of each Lender (based upon such Lender’s pro rata committed portion of the Revolving Committed Amount), which Facility Fee shall be calculated by multiplying, at any time of determination, the Applicable Percentage then in effect for the Facility Fee, by the daily average amount of the Revolving Committed Amount (whether or not drawn or available to be drawn) during the fiscal quarter or other relevant period for which such Facility Fee is being calculated. The Facility Fee shall accrue from the Closing Date and shall be due and payable in arrears on the last day of each fiscal quarter of the Borrower for such fiscal quarter, or period ended thereon, and on the Maturity Date, with the first such payment to be made on the last day of the first full fiscal quarter following the Closing Date.

(b) Letter of Credit Fees.

          (i) Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the Issuing Lender, for the pro rata benefit of each Lender (based on each Lender’s Revolving Loan Commitment Percentage), a per annum fee (the “Letter of Credit Fees”) for each standby Letter of Credit equal to the Applicable Percentage for Standby Letter of Credit Fees on the average daily maximum amount available to be drawn under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) from the date of issuance to the date of expiration. The Letter of Credit Fees will be payable in arrears on the last day of each fiscal quarter of the Borrower for such fiscal quarter, or period ended thereon, and on the Maturity Date, with the first such payment to be made on the last day of the first full fiscal quarter following the Closing Date.

          (ii) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (i) above, the Borrower shall pay to the Issuing Lender for its own account, without sharing by the other Lenders, (A) the customary, incidental and/or out of pocket charges from time to time to the Issuing Lender for its services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, Letters of Credit and (B) with respect to each standby Letter of Credit, a standby letter of credit fronting fee of .125% per annum of the face amount of each Letter of Credit payable quarterly on the tenth day following each fiscal quarter of the Borrower and on the Maturity Date (collectively, the “Issuing Lender Fees”).

          (c) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrower and the Administrative Agent as set forth in the Fee Letter.

          (d) Ticking Fee. If the Closing Date has not occurred on or before the 90th day following the date hereof, the Borrower agrees to pay to the Administrative Agent a per annum fee for the pro rata benefit of each Lender (based upon such Lender’s pro rata portion of the Term Loan Committed Amount and the Revolving Committed Amount). Such fee shall begin to accrue on the 91st day following the date hereof (if the Closing Date shall not have occurred prior to such date) and shall be calculated by multiplying, at any time of determination, .08% by the aggregate amount of the Term Loan Committed Amount and the Revolving Committed Amount. If the Closing Date has not occurred on or before the 90th day following the date hereof, such fee shall be payable on the earlier of (i) the Closing Date and (ii) the Termination Date.

3.5 Payment in full at Maturity.

          On the Maturity Date, the entire outstanding principal balance of all Loans and all LOC Obligations, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.

3.6 Computations of Interest and Fees.

          (a) Except for Base Rate Loans and Swing Line Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but exclude the date of payment.

          (b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

3.7 Pro Rata Treatment.

Except to the extent otherwise provided herein:

          (a) Revolving Loans. Each Revolving Loan borrowing (including, without limitation, each Mandatory Borrowing), each payment or prepayment of principal of any Revolving Loan, each payment of fees (other than the Issuing Lender Fees retained by the Issuing Lender for its own account and the Administrative Fees retained by the Administrative Agent for its own account), each reduction of the Revolving Committed Amount, and each conversion or continuation of any Revolving Loan, shall (except as otherwise provided in Section 3.11) be allocated pro rata among the relevant Lenders in accordance with the respective Revolving Loan Commitment Percentages of such Lenders, as applicable, (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Revolving Loans and Participation Interests of such Lenders); provided that, if any Lender shall have failed to pay its applicable pro rata share of any Revolving Loan, then any amount to which such Lender would otherwise be entitled pursuant to this subsection (a) shall instead be payable to the Administrative Agent until the share of such Loan not funded by such Lender has been repaid; provided further, that in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum; and

          (b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated to each Participant pro rata in accordance with its Revolving Loan Commitment Percentage; provided that, if any Participant shall have failed to pay its applicable pro rata share of any drawing under any Letter of Credit, then any amount to which such Participant would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the Issuing Lender until the share of such unreimbursed drawing not funded by such Lender has been repaid; provided further, that in the event any amount paid to any Participant pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Lender, each Participant shall, upon the request of the Issuing Lender, repay to the Administrative Agent for the account of the Issuing Lender the amount so paid to such Participant, with interest for the period commencing on the date such payment is returned by the Issuing Lender until the date the Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum.

          (c) Swing Line Loans. The Swing Line Lender shall receive, for its own account, all payments or prepayments of principal and interest with respect to the Swing Line Loans; provided, however, upon the funding of the Participants’ participation interests with respect to a Swing Line Loan pursuant to Section 2.4(c), such Participants shall be entitled to receive their pro rata share of any payment or prepayment of principal and interest with respect to such Swing Line Loan.

3.8 Sharing of Payments.

           The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, unreimbursed drawing with respect to any LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, LOC Obligations, and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

                    3.9 Capital Adequacy/Regulation D.

          (a) If, after the date thereof, any Lender determines that the introduction after the Closing Date of any law, rule or regulation or other Requirement of Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

          (b) The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System of the United States of America to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to (i) (A) the applicable Eurocurrency Rate divided by (B) one minus the Eurocurrency Reserve Percentage minus (ii) the applicable Eurocurrency Rate. Such additional interest shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least five days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice five days prior to the relevant Interest Payment Date, such additional interest shall be due and payable five days from the receipt by the Borrower of such notice.

                    3.10 Inability To Determine Interest Rate.

          If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for such Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for such Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly notify the Borrower and all the Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or Notice of Continuation/Conversion with respect to Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of or conversion into a Base Rate Loan in the amount specified therein.

                    3.11 Illegality.

          If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

                    3.12 Requirements of Law.

          If any Lender determines that as a result of the introduction of or any change in, or in the interpretation of, any Requirement of Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.13 shall govern) and (ii) reserve requirements utilized in the determination of the Eurocurrency Rate), then from time to time, within 10 days of demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction in yield.

                    3.13 Taxes.

          (a) Any and all payments by or on behalf of a Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, but excluding, in the case of the Administrative Agent and each Lender, any branch profit taxes or taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If a Credit Party shall be required by any Requirement of Law to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum

payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13(a)), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Requirements of Law, and (iv) within 30 days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof, to the extent such receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

          (b) In addition, each Credit Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

          (c) If a Credit Party shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, such Credit Party shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender reasonably specifies by written notice to such Credit Party as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed; provided that if such Lender fails to provide such notice to such Credit Party before the date which is five days prior to the date such interest is paid, such Credit Party shall pay at the time such interest is paid such amount as such Credit Party reasonably estimates will preserve such Lender’s after-tax yield (after factoring in only such Taxes or Other Taxes) and pay the balance within five days after receiving such notice.

          (d) Each Credit Party agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13(d)) paid by the Administrative Agent and such Lender, and (ii) any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto.

          (e) In the case of any payment hereunder or under any other Credit Document by or on behalf of a Credit Party through an account or branch outside the United States, or on behalf of a Credit Party by a payor that is not a United States person, if such Credit Party determines that no taxes are payable in respect thereof, such Credit Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

          (f) Each Lender that is a foreign corporation, foreign partnership or foreign trust within the meaning of the Code shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by the Credit Parties pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by a Credit Party pursuant to this Credit Agreement), as appropriate, or such other evidence satisfactory to the Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, United States withholding tax. Upon the request of the Administrative Agent or the Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9 or any successor thereto or such other evidence satisfactory to the Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, United States withholding tax. Thereafter and from time to time, each such Lender shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities), as appropriate, as may reasonably be requested by the Borrower or the Administrative Agent and then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction (or it is determined the earlier claimed exemption was incorrectly claimed for any reason), and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any Requirement of Law that the Credit Parties make any deduction or withholding for taxes from amounts payable to such Lender. If the forms or other evidence provided by such Lender at the time such Lender first becomes a party to this Credit Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes for purpose of any indemnity or gross up unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of any assignment pursuant to which a Lender becomes a party to this Credit Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 3.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If such Lender fails to deliver the above forms or other evidence, then the Borrower or the Administrative Agent may withhold from any interest payment to such Lender an amount equal to the applicable withholding tax imposed by the Code, without reduction. If any Governmental Authority asserts that the Borrower or the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Lender, such Lender shall indemnify the Borrower or the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Borrower or the Administrative Agent under this Section 3.13(f), and costs and expenses (including Attorney Costs) of the Borrower or the Administrative Agent. For any period with respect to which a Lender has failed to provide the Administrative Agent with the above forms or other evidence (other than if such failure is due to a change in the applicable law, or in the interpretation or application thereof, occurring after the date on which such form or other evidence originally was required to be provided or if such form or other evidence otherwise is not required), such Lender shall not be entitled to indemnification under subsection (d) of this Section 3.13 nor shall the Credit Party be required to deduct or withhold under subsections (a) or (c) of this Section 3.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver such form or other evidence required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Taxes. The obligation of the Lenders under this Section 3.13(f) shall survive the payment of all Credit Party Obligations and the resignation or replacement of the Administrative Agent.

          (g) In the event that an additional payment is made under Section 3.13(a) or (c) for the account of any Lender and such Lender, in its reasonable judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its reasonable judgment, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

3.14 Compensation.
Upon the written demand of any Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such

Eurocurrency Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

          (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Eurocurrency Rate Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount previously requested by the Borrower; or

          (c) any repayment of a Competitive Bid Loan on a date which is not the last day of the Interest Period applicable thereto or any failure by the Borrower to borrow a Competitive Bid Loan on the date in the amount previously agreed to by the Borrower; or

                    (d) any assignment required pursuant to Section 2.2(e)(iii), Section 3.17 or Section 11.6.

The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include, without limitation, (i) any loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out-of-pocket expenses (including Attorney Costs) incurred and reasonably attributable thereto.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.14, each Lender may deem that it funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Eurocurrency Rate Loan by a matching deposit or other borrowing in the applicable offshore interbank markets for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

                    3.15 Determination and Survival of Provisions.

          All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Section 3.9 through 3.14, inclusive, shall survive the termination of this Credit Agreement and the payment of all Credit Party Obligations.

                    3.16 Notification by Lenders.

          Subject to Section 3.13(c), each Lender shall notify the Borrower (and any applicable Credit Party) of any event that will entitle such Lender to compensation under Section 3.9, 3.12, 3.13 or 3.14 as promptly as practicable, but in any event within 90 days after such Lender obtains actual knowledge thereof; provided, however, that if any Lender fails to give such notice within 90 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to Section 3.9, 3.12, 3.13 or 3.14 in respect of any costs resulting from such event, only be entitled to payment under Section 3.9, 3.12, 3.13 or 3.14 for costs incurred from and after the date 90 days prior to the date that such Lender gives such notice. If requested by the Borrower, each Lender will furnish to Borrower within ten Business Days of the time the Lender requests compensation under Section 3.9, 3.12, 3.13 or 3.14, a certificate setting forth the basis, amount and reasonable detail of computation of each request by such Lender for compensation under Section 3.9, 3.12, 3.13 or 3.14, which certificate shall, except for demonstrable error, be final, conclusive and binding for all purposes.

                    3.17 Mitigation; Mandatory Assignment.

          Each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 3.9 through 3.14 above to the greatest extent practicable (including transferring the Loans to another Lending Office or Affiliate of a Lender) unless, in the reasonable opinion of such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with Section 3.9, 3.11, 3.12, 3.13 or 3.14, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include, without limitation, any transfer fee payable to the Administrative Agent under Section 11.3(b)) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 3.9 through 3.14 hereof.

SECTION 4

GUARANTY

                    4.1 Guaranty of Payment.

          Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Lender and the Administrative Agent the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance of all other obligations under the Credit Documents. This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.

                    4.2 Obligations Unconditional.

          The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Credit Documents or any collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Lenders have been paid in full and all Commitments under the Credit Agreement have been terminated. Each Guarantor further agrees that nothing contained herein shall prevent the Lenders from suing on the Notes or any of the other Credit Documents or foreclosing its security interest in or Lien on any collateral, if any, securing the Credit Party Obligations or from exercising any other rights available to it under this Credit Agreement, the Notes, any other of the Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Credit Party Obligations and notice of or proof of reliance of by the Administrative Agent or any Lender upon this Guaranty or acceptance of this Guaranty. The Credit Party Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantors further agree to all rights of set-off as set forth in Section 11.2.

                    4.3 Modifications.

          Each Guarantor agrees that (a) all or any part of the collateral, if any, now or hereafter held for the Credit Party Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

                    4.4 Waiver of Rights.

          Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Credit Party Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Lenders’ subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; and (e) all other notices to which such Guarantor might otherwise be entitled.

                    4.5 Reinstatement.

          The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable Attorney Costs) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

                    4.6 Remedies.

          The Guarantors agree that, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors.

                    4.7 Limitation of Guaranty.

          Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state or otherwise and including, without limitation, the Bankruptcy Code).

                    4.8 Rights of Contribution.

          The Credit Parties agree among themselves that, in connection with payments made hereunder, each Credit Party shall have contribution rights against the other Credit Parties as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of the Credit Parties under the Credit Documents and no Credit Party shall exercise such rights of contribution until all Credit Party Obligations have been paid in full and the Commitments terminated.

                    4.9 Release of Guarantors.

          Subject to Section 7.12(b), if any of the Guarantors shall cease to be a Material Domestic Subsidiary of the Borrower for any reason subject to and in accordance with the terms of the Credit Agreement, then such Guarantor shall, automatically and without any further action on the part of any party to any Credit Document, and upon notice to the Administrative Agent, be fully released and discharged from all its liabilities and obligations under or in respect of the Credit Documents to which such Guarantor is a party (other than liabilities and obligations resulting from a demand on such Guarantor’s Guaranty pursuant to Section 9.2) and, promptly upon the request of the Borrower and at the expense of the Borrower, the Administrative Agent shall execute such documents and take such other action as is reasonably requested by the Borrower to evidence the release and discharge of such Guarantor from all such liabilities and obligations and shall, if applicable, certify to the Borrower that such Guarantor has no liabilities or obligations resulting from a demand on such Guarantor’s Guaranty pursuant to Section 9.2.

SECTION 5

CONDITIONS PRECEDENT

                    5.1 Closing Conditions to Extensions of Credit Made on the Closing Date.

          The obligation of the Lenders to make the initial Extensions of Credit is subject to satisfaction (or waiver) of the following conditions:

          (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement; (ii) the Notes requested by Lenders (or the Swing Line Lender) prior to the Closing Date; and (iii) all other Credit Documents, each in form and substance reasonably acceptable to the Lenders in their sole discretion.

(b) Authority Documents. Receipt by the Administrative Agent of the following with respect to each Credit Party:

          (i) Organizational Documents. Copies of the articles or certificates of incorporation or other organizational documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws or other governing documents of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

          (iii) Resolutions. Copies of resolutions of the Board of Directors or other governing body of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in full force and effect as of the Closing Date.

          (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

          (c) Opinions of Counsel. Receipt by the Administrative Agent of opinions reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent on behalf of the Lenders and dated as of the Closing Date.

          (d) Consents. Receipt by the Administrative Agent of evidence that all necessary governmental, shareholder and third party consents and approvals, if any, have been received and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby.

(e) Officer’s Certificate. The Borrower shall have delivered a certificate of an Authorized Officer in substantially the form of Exhibit 5.1(e).

          (f) Existing Debt. (A) Receipt by the Administrative Agent of “payoff letters” (or the like) or other evidence satisfactory to it that (i) the Amended and Restated Credit Agreement, dated as of April 20, 2004, among the Borrower, certain of the Borrower’s subsidiaries, as Guarantors, the Lenders (as defined therein), and Bank of America, N.A., as Administrative Agent, (ii) the Interim Credit Agreement, dated as of January 31, 2007, among the Borrower, certain of the Borrower’s subsidiaries, as Guarantors, the Lenders (as defined therein), and Bank of America, N.A., as Administrative Agent, (iii) the 10% Senior Subordinated Note due 2014 of Ameripath Holdings, Inc. and (iv) the Credit Agreement, dated as of January 31, 2006, and as amended on September 27, 2006, by and among Ameripath Holdings, Inc., Ameripath, Inc., Wachovia Bank, N.A., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, and Wachovia Capital Markets, LLC, have been paid in full (or will be paid in full with the proceeds of the initial Loans made hereunder) and all agreements and notes executed or delivered in connection therewith have been cancelled or terminated, (B) receipt by the

Administrative Agent of evidence satisfactory to it that funds sufficient to defease the Floating Rate PIK Toggle Notes of Ameripath Intermediate Holdings, Inc shall be deposited with the trustee thereunder from the proceeds of the initial Loans made hereunder, and (C) evidence satisfactory to the Administrative Agent that the tender offer (the “10 ½ Subordinated Note Tender Offer”) for the 10½% Senior Subordinated Notes due 2013 of AmeriPath, Inc. shall have been commenced.

          (g) Fees and Expenses. Payment by the Credit Parties of all fees (and all expenses for which invoices have been presented at least three Business Days prior to the Closing Date) owed by them as of the Closing Date to the Agents and the Lenders, including, without limitation, as set forth in the Fee Letter.

(h) Bridge Credit Agreement. The Bridge Credit Agreement shall have been duly executed and be in full force and effect.

          (i) Consummation of Ameripath Acquisition. The Lead Arrangers shall have received evidence reasonably satisfactory to it that the Ameripath Acquisition shall have been concurrently consummated in accordance with the Merger Agreement (as in effect on the date hereof).

          (j) Financial Projections. The Administrative Agent shall have received financial projections prepared on a pro forma basis giving effect to the Transaction as if the Transaction had occurred as of the most recent fiscal quarter ended prior to the Closing Date (the “Projections”). The Borrower shall have prepared the Projections in good faith and based upon reasonable assumptions.

(k) Patriot Act Disclosures. The Lenders shall have received all Patriot Act Disclosures reasonably requested by them prior to execution of this Credit Agreement.

(l) Material Adverse Effect. Since April 15, 2007, there shall not have been a Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof).

(m) [Intentionally Omitted].

(n) Termination Date. The Termination Date shall not have occurred.

(o) Other. Receipt by the Administrative Agent of such other customary closing documents, certificates and instruments, as reasonably and timely requested by the Administrative Agent.

5.2 Conditions to All Other Extensions of Credit.

          In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans nor shall the Issuing Lender be required to issue or extend a Letter of Credit in each case, after the Closing Date and excluding the initial funding of the Loans hereunder, unless, as of the date thereof:

          (a) Notice. The Borrower shall have delivered (i) in the case of any Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.2, (ii) in the case of any Letter of Credit, to the Issuing Lender, an appropriate request for issuance of a Letter of Credit in accordance with the provisions of Section 2.3, (iii) in the case of any Swing Line Loan, to the Swing Line Lender, a Swing Line Loan Request, duly executed and completed, by the time specified in Section 2.4, and (iv) in the case of any Competitive Bid Loan, to the Administrative Agent, an appropriate Competitive Bid Request, duly executed and completed, by the time specified in Section 2.5.

          (b) Representations and Warranties. The representations and warranties made by the Credit Parties in this Agreement or any Credit Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date.

(c) No Default. No Default or Event of Default shall exist and be continuing either prior to or after giving effect to such Extension of Credit.

          (d) Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, (i) the sum of the Dollar Equivalent of outstanding Revolving Loans plus outstanding LOC Obligations plus outstanding Swing Line Loans plus outstanding Competitive Bid Loans shall not exceed the Revolving Committed Amount, (ii) the sum of outstanding LOC Obligations shall not exceed the LOC Committed Amount, (iii) the sum of outstanding Swing Line Loans shall not exceed the Swing Line Committed Amount and (iv) the sum of outstanding Competitive Bid Loans shall not exceed $500,000,000.

The delivery of each Notice of Borrowing, each request for a Letter of Credit, each Swing Line Loan Request and each Competitive Bid Loan Request shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), and (d) above.

SECTION 6

REPRESENTATIONS AND WARRANTIES

          The Credit Parties hereby represent to the Administrative Agent and each Lender that:

                    6.1 Organization and Good Standing.

          Each Credit Party (a) is either a partnership, a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign organization and authorized to do business in every other jurisdiction where its ownership or operation of property or the conduct of its business would require it to be qualified, in good standing and authorized, unless the failure to be so qualified, in good standing or authorized would not have or would not reasonably be expected to have a Material Adverse Effect and (c) has the power and authority to own and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.

                    6.2 Due Authorization.

          Each Credit Party (a) has the power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has duly taken all necessary action to authorize, and is duly authorized, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

                    6.3 Enforceable Obligations.

          Each Credit Party has duly executed this Credit Agreement and each other Credit Document to which such Credit Party is a party and this Credit Agreement and such other Credit Documents constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

                    6.4 No Conflicts.

          Neither the execution and delivery of the Credit Documents to which it is a party, nor the consummation of the transactions contemplated herein and therein, nor the performance of or compliance with the terms and provisions hereof and thereof by a Credit Party will (a) violate, contravene or conflict with any provision of such Credit Party’s organizational documents, (b) violate, contravene or conflict with any Requirement of Law (including, without limitation, Regulations T, U or X), order, writ, judgment, injunction, decree, license or permit applicable to such Credit Party which violation would have or would reasonably be expected to have a Material Adverse Effect, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which such Credit Party is a party or by which it or its properties may be bound which violation would have or would reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien upon or with respect to the properties of such Credit Party.

                    6.5 Consents.

          Except for consents, approvals and authorizations which have been obtained or the absence of which would not have or would not reasonably be expected to have a Material Adverse Effect, no consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority, equity owner or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents, or the consummation of any transaction contemplated herein or therein by such Credit Party.

                    6.6 Financial Condition.

          The financial statements delivered to the Administrative Agent and the Lenders pursuant to Sections 7.1(a) and (b): (a) have been prepared in accordance with GAAP and (b) present fairly the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods. Since December 31, 2006,there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, or purchase or other acquisition by any such Person of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which, is not (i) reflected in the most recent financial statements delivered to the Lenders prior to the date hereof or pursuant to Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Administrative Agent and the Lenders.

                    6.7 Intentionally Omitted.

                    6.8 Disclosure.

          Neither this Credit Agreement, nor any other Credit Document, nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

                    6.9 No Default.

          No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement and the other Credit Documents.

                    6.10 Litigation.

          Except as set forth in Schedule 6.10, no litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective Properties (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby or (b) which would reasonably be expected to have a Material Adverse Effect.

                    6.11 Taxes.

          The Borrower and each of its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and has paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

                    6.12 Compliance with Law.

          Except to the extent the same would not have or would not reasonably be expected to have a Material Adverse Effect:

          (a) The Borrower and each of its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, Environmental Laws, ERISA, HIPAA, Medicaid Regulations and Medicare Regulations) and all material orders, writs, injunctions and decrees applicable to it, or to its Properties.

          (b) (i) Neither the Borrower nor any of its Subsidiaries nor any individual employed by the Borrower or any of its Subsidiaries has been, or may reasonably be expected to be, excluded or suspended from participation in any Medical Reimbursement Program for their corporate or individual actions or failures to act; and (ii) there is no member of management continuing to be employed by the Borrower or any of its Subsidiaries who has been, or may reasonably be expected to have, individual criminal culpability for healthcare matters under investigation by any Governmental Authority unless such member of management has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the Governmental Authority.

(c) Current billing policies, arrangements, protocols and instructions comply with all material requirements of Medical Reimbursement Programs and are administered by properly trained personnel.

          (d) Current medical director compensation arrangements and other arrangements with referring physicians comply with state and federal self-referral and anti-kickback laws, including without limitation 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2) and 42 U.S.C. Section 1395nn.

6.13 Licensing and Accreditation.

          Except to the extent the same would not have or would not be reasonably expected to have a Material Adverse Effect, each of the Credit Parties has, to the extent applicable: (a) obtained and maintains in good standing all required licenses, permits, authorization and approvals of each Governmental Authority necessary to the conduct of its business; (b) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies (including, but not limited to, CAP); (c) obtained and maintains CLIA certification; (d) entered into and maintains in good standing its Medicare Provider Agreements and its Medicaid Provider Agreements; and (e) ensured that all such required licenses, certifications and accreditations are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

                    6.14 Title to Properties, Liens.

          The Borrower and each of its Subsidiaries, is the owner of, and has good title to, or has a valid license or lease to use, all of its material Properties. All Liens on the Properties of the Borrower and its Subsidiaries are Permitted Liens.

                    6.15 Insurance.

          The properties of the Borrower and each of its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower (except to the extent that self-insurance is maintained in reasonable amounts), in such amounts, with such deductibles and covering such risks, as is reasonable and prudent.

                    6.16 Use of Proceeds.

          The proceeds of the Loans will be used solely for the purposes specified in Section 7.10. No proceeds of the Loans will be used for the Acquisition of another Person unless such Acquisition is a Permitted Acquisition.

                    6.17 Government Regulation.

         (a) “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by the Credit Documents (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of (i) the Securities Act, (ii) the Exchange Act or (iii) Regulations T, U or X.

(b) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940, each as amended.

6.18 ERISA.

Except as would not result in or would not reasonably be expected to result in a Material Adverse Effect:

         (a) (i) No ERISA Event has occurred, and, to the best knowledge of the Borrower, each of its Subsidiaries and each ERISA Affiliate, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, each of its Subsidiaries and each ERISA Affiliate, nothing has occurred which would prevent, or cause the loss of, such qualification; and (v) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

          (b) Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred, or, to the best of each such party’s knowledge, is reasonably expected to incur, any liability under Title IV of ERISA with respect to any Single Employer Plan, or any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best of each such Person’s knowledge, reasonably expected to be in reorganization, insolvent, or terminated. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

          (c) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability. There are no pending or, to the best knowledge of the Borrower, each of its Subsidiaries and each ERISA Affiliate, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

          (d) Each Plan that is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

6.19 Environmental Matters.

(a) Except as would not result in or would not reasonably be expected to result in a Material Adverse Effect:

          (i) Each of the real properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Real Properties”) and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Borrower or any of its Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or Real Properties that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

          (ii) No Credit Party has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor, to the knowledge of the Borrower or any of its Subsidiaries, is any such notice being threatened.

          (iii) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, the Borrower or any of its Subsidiaries in a manner that would give rise to liability under any applicable Environmental Laws.

          (iv) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries, the Real Properties or the Businesses.

          (v) There has been no release (including, without limitation, disposal) or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations of the Borrower or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Businesses where such release constituted a violation of, or would give rise to liability under, any applicable Environmental Laws.

          (vi) None of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(vii) Neither the Borrower, nor any of its Subsidiaries, has assumed any liability of any Person (other than among themselves) under any Environmental Law.

          (b) The Credit Parties have adopted procedures that are designed to (i) ensure that each Credit Party, any of its operations and each of the Real Properties complies with applicable Environmental Laws and (ii) minimize any liabilities or potential liabilities that each Credit Party, any of its operations and each of the Real Properties may have under applicable Environmental Laws.

6.20 Intellectual Property.

The Borrower and each of its Subsidiaries owns, or has the legal right to use, all material patents, trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual

Property”) necessary for each of them to conduct its business as currently conducted other than as would not have or would not be reasonably expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property owned by the Borrower or any of its Subsidiaries or that the Borrower or any of its Subsidiaries has a right to use or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any of its Subsidiaries have knowledge of any such claim, and, to the knowledge of the Borrower and its Subsidiaries, the use of any Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect.

                    6.21 Subsidiaries.

          As of the date hereof, set forth on Schedule 6.21 is a complete and accurate list of all Subsidiaries of the Borrower and which of such Subsidiaries are Material Domestic Subsidiaries.

                    6.22 Solvency.

          Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

                    6.23 Taxpayer Identification Number.

          The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 6.23.

SECTION 7

AFFIRMATIVE COVENANTS

          Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest and fees and other obligations then due and payable hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

                    7.1 Information Covenants.

          The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders an electronic (if readily available) and a hard copy of:

         (a) Annual Financial Statements. As soon as available, and in any event within the earlier of (i) 95 days after the close of each fiscal year of the Borrower or (ii) ten Business Days after the date the Borrower files its Form 10-K with the Securities and Exchange Commission, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated statements of operations, cash flows and changes in stockholders’ equity for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such consolidated financial information described above to be audited by independent certified public accountants of recognized national standing and whose opinion shall be to the effect that such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Borrower and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP and shall not be limited as to the scope of the audit or qualified in any manner.

          (b) Quarterly Financial Statements. As soon as available, and in any event within the earlier of (i) 50 days after the close of each of the first three fiscal quarters of the Borrower or (ii) ten Business Days after the date the Borrower files its Form 10-Q with the Securities and Exchange Commission, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations, cash flows and changes in stockholders’ equity for such fiscal quarter setting forth in each case in comparative form the corresponding consolidated statements of operations and cash flows for the corresponding period of the preceding fiscal year, and accompanied by a certificate of an Authorized Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries and in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments. Notwithstanding the above, it is understood and agreed that delivery of the Borrower’s applicable Form 10-Q shall satisfy the requirements of this Section 7.1(b).

          (c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.2 and the covenant requirements in Section 7.12(b) by calculation thereof as of the end of each such fiscal period, (ii) demonstrating compliance with any other terms of this Credit Agreement as reasonably requested by the Administrative Agent, (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iv) updating Schedule 6.21 as of the end of such fiscal period.

          (d) Reports. Promptly upon transmission or receipt thereof, copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to shareholders of the Borrower generally and, upon request of the Administrative Agent, copies of any filings and registrations with, and reports to or from, any Governmental Authority which has regulatory authority with respect to the Borrower and its Subsidiaries.

          (e) Notices. Upon a Credit Party obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any of its Subsidiaries which (x) would have or would reasonably be expected to have a Material Adverse Effect, or (y) would result in a significant liability to the Credit Parties or (B) material non-compliance with, or the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of written notice by such Person of potential liability or responsibility for violation, or alleged violation of, any Requirement of Law (including, without limitation, Environmental Laws) the violation of which would have or would reasonably be expected to have a Material Adverse Effect, (iii) any change to the Debt Rating of the Borrower, and (iv) any investigation or proceeding against the Borrower or any of its Subsidiaries to suspend, revoke or terminate, any Medicaid Provider Agreement, Medicare Provider Agreement, or exclusion from any Medical Reimbursement Program, which is reasonably expected to have a Material Adverse Effect.

          (f) ERISA. Upon the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate obtaining knowledge thereof, such Person shall give written notice to the Administrative Agent and each of the Lenders promptly (and in any event within two Business Days) of the occurrence of any of the following events which has had or would be reasonably expected to have a Material Adverse Effect: (i) any Reportable Event, that constitutes an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; in each case together with a description of any such event or condition or a copy of any such notice and a statement by an Authorized Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by such Person with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g) Environmental

          (i) Subsequent to a written notice from any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect, or during the existence of an Event of Default, and upon the written request of Administrative Agent, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent addressing the subject of such notice or, if during the existence of an Event of Default, regarding any release or threat of release of Hazardous Materials on any Property owned, leased or operated by a Credit Party and the compliance by the Credit Parties with Environmental Laws. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request, then the Administrative Agent may arrange for same, and the Credit Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand.

          (ii) Each Credit Party will conduct and complete, or cause to be conducted and completed, all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any Real Properties to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such Real Properties to the extent any failure would have or would reasonably be expected to have a Material Adverse Effect.

          (h) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower and its Subsidiaries as the Administrative Agent may reasonably request.

          (i) Public/Private Information. The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to the Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public”; and (D) the Administrative Agent shall be entitled to treat any

Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked “Public”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

          (j) Electronic Delivery. Documents required to be delivered pursuant to Section 7.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify (which may be facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 7.1(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2 Financial Covenants.

(a) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be less than or equal to (x) 3.50 to 1.0 through June 30, 2008 and (y) 3.25 to 1.0 thereafter.

(b) Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be greater than or equal to 3.5 to 1.0.

7.3 Preservation of Existence and Franchises.

          The Borrower will, and will cause its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises, Intellectual Property and authority except as permitted by Section 8.4; provided that neither the Borrower nor any of its Subsidiaries shall be required to preserve any rights, franchises, Intellectual Property or authority if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of its business and if the loss thereof would not have or would not reasonably be expected to have a Material Adverse Effect.

                    7.4 Books and Records.

          The Borrower will, and will cause its Subsidiaries to, keep complete and accurate books and records of its transactions in order to produce its financial statements in accordance with GAAP (including the establishment and maintenance of appropriate reserves).

                    7.5 Compliance with Law.

          Except to the extent the failure to do so would not have or would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, (a) comply with all Requirements of Law, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property (including, without limitation, Environmental Laws and ERISA), (b) conform with and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business, including without limitation, HIPAA, Medicare Regulations, Medicaid Regulations, and all laws, rules and regulations of Governmental Authorities, pertaining to the business of the Credit Parties; (c) obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, including without limitation professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements; (d) ensure that (i) billing policies, arrangements, protocols and instructions will comply with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel; (ii) medical director compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal self-referral and anti-kickback laws, including without limitation 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2) 42 U.S.C. and 42 U.S.C. Section 1395nn; and (iii) no event or related events occur that results in the exclusion of the Borrower or any of its Subsidiaries from participation in any Medical Reimbursement Program and (e) make commercially reasonable efforts to implement policies that are consistent with HIPAA on or before the date that any Credit Party is required to comply therewith.

                    7.6 Payment of Taxes and Other Indebtedness.

          The Borrower will, and will cause its Subsidiaries to, pay, settle or discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all material lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other material Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that a Credit Party shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would reasonably be expected to have a Material Adverse Effect.

                    7.7 Insurance.

          The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation, liability, casualty and business interruption insurance) with reputable national companies that are not Affiliates of the Borrower (except to the extent that self-insurance is maintained in reasonable amounts), in such amounts, covering such risks and liabilities as is reasonable and prudent.

                    7.8 Maintenance of Property.

          The Borrower will, and will cause its Subsidiaries to, maintain and preserve its properties and equipment in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, in each case to the extent and in the manner customary for companies in similar businesses.

                    7.9 Performance of Obligations.

          Except to the extent the failure to do so would not have or would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause its Subsidiaries to, perform all of its obligations under the terms of all contracts, agreements or other agreements not evidencing Indebtedness to which it is a party or by which it or its Properties may be bound.

                    7.10 Use of Proceeds.

          The Borrower will use the proceeds of the Loans solely for the Transactions. The Borrower will use the Letters of Credit solely for the purposes set forth in Section 2.3(a).

                    7.11 Audits/Inspections.

          Upon reasonable notice and during normal business hours, but not more than once per calendar year, the Borrower will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent or any Lender, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect the Borrower’s or any Subsidiary’s Property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent, any Lender or its representatives to investigate and verify the accuracy of information provided to the Administrative Agent or the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower and/or its Subsidiaries; provided, however, during the existence of a Default or Event of Default, the Administrative Agent and the Lenders may request as many inspections as reasonable under the circumstances. Any expenses incurred in connection with this Section 7.11 shall be for the account of the Lenders unless an Event of Default exists in which case such expenses shall be for the account of the Borrower. Any representatives appointed by the Administrative Agent shall sign a confidentiality agreement reasonably acceptable to the Borrower prior to any visit, investigation, inspection or verification permitted by this Section 7.11.

                    7.12 Additional Credit Parties.

         (a) At the time any Person becomes a Material Domestic Subsidiary or at the time any Subsidiary of the Borrower guaranties any Pari Passu Debt (if it is not already a Guarantor), the Borrower shall so notify the Administrative Agent and promptly thereafter (but in any event within 30 days) shall cause such Person to (i) execute a Joinder Agreement in substantially the same form as Exhibit 7.12, thereby, among other things, causing such Person to become a Guarantor, and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

         (b) If at any time Non-Material Domestic Subsidiaries own assets in an aggregate amount greater than five percent (5%) of Total Assets or produce revenues in an aggregate amount greater than five percent (5%) of the total revenues of the Borrower and its Subsidiaries on a consolidated basis, the Borrower will designate one or more Non-Material Domestic Subsidiaries to become a Guarantor (and such Non-Material Domestic Subsidiary shall become a Guarantor in accordance with clause (a) above) so that after giving effect to such designation and action, Non-Material Domestic Subsidiaries own assets in the aggregate of equal to or less than five percent (5%) of Total Assets and produce revenues in an aggregate amount equal to or less than five percent (5%) of the total revenues of the Borrower and its Subsidiaries on a consolidated basis.

                    7.13 Compliance Program.

          The Borrower will, and will cause each of its Domestic Subsidiaries that operates a clinical laboratory to, maintain, and be operated in accordance with, a compliance program which is reasonably designed to provide effective internal controls that promote adherence to applicable federal and state law and the program requirements of federal and state health plans, and which includes the implementation of internal audits and monitoring on a regular basis to monitor compliance with the requirements of the compliance program and applicable law, regulations and company policies.

SECTION 8

NEGATIVE COVENANTS

          Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations then due and payable hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

                     8.1 Indebtedness.

          The Borrower will not permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Guaranty Obligations arising under this Credit Agreement and the other Credit Documents;

(b) [Intentionally Omitted];

(c) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;

(d) Indebtedness owing by a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower;

          (e) purchase money Indebtedness (including Capital Leases) to finance the purchase of fixed assets (including equipment); provided that (i) the total of all such Indebtedness shall not exceed an aggregate principal amount of $100,000,000 (less any purchase money Indebtedness incurred by the Borrower) at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

          (f) Indebtedness arising from Permitted Receivables Financings in an amount not to exceed $600,000,000, in the aggregate (less any Indebtedness incurred by the Borrower arising from Permitted Receivables Financings), at any one time outstanding;

(g) Indebtedness evidenced by Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(h) Any guaranty of Indebtedness of the Borrower;

          (i) Indebtedness incurred after the Closing Date in connection with the acquisition of a Person or Property as long as such Indebtedness existed prior to such acquisition and was not created in anticipation thereof;

(j) Indebtedness existing on the date hereof as set forth on Schedule 8.1;

(k) Indebtedness incurred after the Closing Date by Foreign Subsidiaries in an amount not to exceed $400,000,000 (or the Dollar equivalent thereof) in the aggregate at any time outstanding; and

(l) other unsecured Indebtedness in an amount not to exceed $200,000,000, in the aggregate, at any one time outstanding.

                    8.2 Liens.

          The Borrower will not, nor will it permit its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its Property of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, other than Permitted Liens.

                    8.3 Nature of Business.

          The Borrower will not, nor will it permit its Subsidiaries to, alter the character of its business from that conducted as of the date hereof or engage in any substantial manner in any business other than (a) the business conducted by the Borrower and its Subsidiaries as of the date hereof and (b) other healthcare-related businesses and businesses reasonably related thereto.

                    8.4 Consolidation and Merger.

          The Borrower will not, nor will it permit any Subsidiary to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself, or suffer any such liquidation, wind-up or dissolution; provided that (subject to Sections 7.12 and 7.13) (a) a Subsidiary of the Borrower may merge into the Borrower or another Subsidiary of the Borrower, (b) a Subsidiary of the Borrower may merge or consolidate with another Person in a transaction otherwise permitted by Section 8.5 or (c) the Borrower or a Subsidiary of the Borrower may merge or consolidate with or into another Person if the following conditions are satisfied:

(i) if such transaction involves total consideration (cash and non-cash) in excess of $750,000,000, the Administrative Agent is given prompt written notice of such action;

          (ii) if the merger or consolidation involves a Credit Party, the surviving entity of such merger or consolidation shall either (A) be such Credit Party or (B) be a Subsidiary of the Borrower and expressly assume in writing all of the obligations of such Credit Party under the Credit Documents; provided that if the transaction is between the Borrower and another Person, the Borrower must be the surviving entity;

(iii) the Credit Parties execute and deliver such documents, instruments and certificates as the Administrative Agent may reasonably request; and

(iv) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

                    8.5 Sale or Lease of Assets.

          The Borrower will not, nor will it permit its Subsidiaries to, convey, sell, lease, transfer or otherwise voluntarily dispose of, in one transaction or a series of transactions, all or any part of its business or assets whether now owned or hereafter acquired, including, without limitation, inventory, receivables, equipment, real property interests (whether owned or leasehold) and securities, other than a sale, lease, transfer or other disposal of (a) subject to Sections 7.12 and 7.13, assets from the Borrower or one of its Subsidiaries to each other; (b) inventory and supplies in the ordinary course of business; (c) obsolete, surplus, slow-moving, idle or worn-out assets no longer used or useful in the business of such Credit Party or the trade-in of equipment for equipment in better condition or of better quality; (d) assets which constitute a Permitted Investment in the ordinary course of business; (e) Receivables pursuant to a Permitted Receivables Financing; (f) Investments in the Strategic Investments Portfolio and (g) assets of the Borrower and its Subsidiaries, in addition to those permitted above in this Section 8.5; provided that in the case of this clause (g) (i) no Event of Default exists prior to such transfer, (ii) no Default or Event of Default exists after giving effect to such transfer and (iii) after giving effect to such transfer, the aggregate amount of all such transfers, calculated on a net book value basis, does not exceed ten percent (10%) of Total Assets, as determined on the last day of the most recently ended fiscal quarter of the Borrower for which an officer’s certificate has been delivered pursuant to Section 7.1(c).

                    8.6 Investments.

          The Borrower will not, nor will it permit its Subsidiaries to, make or permit to exist any Investments except for Permitted Investments.

                    8.7 Transactions with Affiliates.

          The Borrower will not, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate, except that, notwithstanding the foregoing, each of the following shall be permitted: (a) transactions between or among the Credit Parties; (b) transactions between or among the Borrower and its wholly owned Subsidiaries as long as such transaction is not disadvantageous to the Lenders in any material respect; (c) transactions between or among the Borrower or one or more of its wholly owned Subsidiaries (on the one hand) and one of the non-wholly owned Subsidiaries of the Borrower (on the other hand) as long as none of the equity of such non-wholly owned Subsidiary is owned or controlled by an officer or director of any Credit Party; (d) advances to employees permitted by clause (f) of the definition of Permitted Investments; (e) Dividends; (f) fees, compensation and other benefits paid to, and customary indemnity and reimbursement provided on behalf of, officers, directors and employees of any Credit Party in the ordinary course of business; (g) any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (h) any Permitted Receivables Financing; and (i) transactions and agreements in existence on the date hereof and listed on Schedule 8.7 and, in each case, any amendment thereto, that is not disadvantageous to the Lenders in any material respect.

                    8.8 Fiscal Year; Accounting; Organizational Documents.

          The Borrower will not, nor will it permit its Subsidiaries to, unless such action (i) would not affect the calculation of the financial covenants in Section 7.2 and (ii) would not or would not reasonably be likely to affect the rights of the Lenders under the Credit Documents: (a) change its fiscal year other than changing the fiscal year of a Subsidiary of the Borrower to a calendar year end, (b) change its accounting procedures, except as a result of changes in GAAP and in accordance with Section 1.3 or (c) change its organizational or governing documents.

                    8.9 Stock Repurchases.

          The Borrower will not, nor will it permit its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire or retire or make any provisions for redemption, acquisition or retirement of any shares of the Capital Stock of the Borrower of any class or any warrants or options to purchase any such shares (collectively, a “Stock Repurchase”); provided that the Borrower or its Subsidiaries may consummate Stock Repurchases as long as on the date of such Stock Repurchase and after giving effect to such Stock Repurchase no Default or Event of Default exists and is continuing.

                    8.10 Sale/Leasebacks.

(a) Except as set forth in clause (b) below, the Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(i) the Sale and Leaseback Transaction is solely with the Borrower or a Guarantor; or

(ii) the lease is for a period not in excess of five years, including renewal rights; or

          (iii) prior to or within 270 days after the completion of the sale of such Principal Property in connection with the Sale and Leaseback Transaction, the Borrower or its Subsidiary applies the net cash proceeds of the sale of such Principal Property to: (A) the prepayment of (1) the Term Loans and, once the principal amount of Term Loans has been repaid in full, to the prepayment of the Revolving Loans (with a corresponding permanent reduction in the Revolving Committed Amount) or (2) debt ranking equally with the Loans; or (B) the acquisition of different property, facilities or equipment or the expansion of the Borrower and its Subsidiaries’ existing business, including the acquisition of other businesses.

          (b) In addition to the Sale and Leaseback Transactions permitted by clause (a) above, the Borrower or any of its Subsidiaries may enter into any Sale and Leaseback Transactions if all Attributable Debt (measured, in each case, at the time such Sale and Leaseback Transaction is entered into by the Borrower or its Subsidiary) in respect of such Sale and Leaseback Transactions (not including any Sale and Leaseback Transactions permitted under clause (a) above), in the aggregate, does not exceed 5% of Total Assets.

SECTION 9

EVENTS OF DEFAULT

                     9.1 Events of Default.

          An Event of Default shall exist upon the occurrence, and during the continuation, of any of the following specified events (each an “Event of Default”):

          (a) Payment. Any Credit Party shall default in the payment (i) when due of any principal of any of the Loans or any reimbursement obligation arising from drawings under Letters of Credit, whether hereunder, under any Guaranty or otherwise, or (ii) within three Business Days of when due of any interest on the Loans or any fees or other amounts owing hereunder, under any Guaranty or other Credit Documents or in connection herewith or therewith.

          (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c) Covenants. Any Credit Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.10, or 7.12 or Section 8 inclusive;

          (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1 (excepting Section 7.1(e) for which the unremedied period shall only be five Business Days) and 7.11 and such default shall continue unremedied for a period of ten Business Days; or

          (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of an Authorized Officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

          (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of an Authorized Officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent, (ii) any Credit Document shall fail to be in full force and effect or any Credit Party shall so assert or (iii) any Credit Document shall fail to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created by such Credit Document.

          (e) Guaranties. The guaranty given by the Credit Parties hereunder or by any Additional Credit Party or material provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty or such Guarantor shall default in the due payment or performance of such guaranty.

          (f) Bankruptcy, etc. The occurrence of any of the following with respect to a Credit Party (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of a Credit Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator, administrator or similar official of a Credit Party or for any substantial part of its Property or ordering the winding up or liquidation of, or an administrator in respect of, its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against a Credit Party and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) a Credit Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, administrator or similar official of such Person or any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) a Credit Party shall fail generally, or shall admit in writing its inability, to pay its debts as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

          (g) Defaults under Other Indebtedness. With respect to any Indebtedness in excess of $150,000,000 (other than Indebtedness outstanding under this Credit Agreement) of the Borrower or any of its Subsidiaries (A) such Person shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders, if any) to require (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) any such Indebtedness shall mature and remain unpaid.

          (h) Judgments. One or more judgments, orders, or decrees shall be entered against any one or more of the Borrower and its Subsidiaries involving a liability of $150,000,000 or more, in the aggregate, (to the extent not paid, covered by insurance provided by a carrier who has acknowledged coverage or covered by an indemnification from Corning Incorporated or SmithKline Beecham PLC) and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable or (B) 60 days.

          (i) ERISA. The occurrence of any of the following events or conditions which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, other than a Multiemployer Plan, or any Lien shall arise on the assets of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan, other than a Multiemployer Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is reasonably likely to result in (A) the termination of such plan for purposes of Title IV of ERISA, or (B) the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such plan; (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability; or (v) the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $150,000,000.

(j) Ownership. There shall occur a Change of Control.

          (k) Borrower Material Adverse Effect. Any event or other circumstance shall have occurred or come into effect on or prior to the Closing Date which shall have resulted in a Material Adverse Effect which shall be continuing on the 45th day following the Closing Date.

                     9.2 Acceleration; Remedies.

          Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or shall, upon the request and direction of the Required Lenders, take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

          (b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other Indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders under the Credit Documents to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

          (c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), it will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

          (d) Enforcement of Rights. To the extent permitted by law, enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

                    9.3 Allocation of Payments After Event of Default.

          Notwithstanding any other provisions of this Credit Agreement, after the exercise of any remedies by the Administrative Agent or the Lenders pursuant to Section 9.2 (or after any Event of Default that causes the Commitments to terminate and/or all of the Credit Party Obligations to be due hereunder), all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable Attorney Costs) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents, pro rata as set forth below;

          SECOND, to payment of any fees owed to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender, pro rata as set forth below;

          THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

          FOURTH, to the payment of the outstanding principal amount of the Loans and unreimbursed drawings under Letters of Credit, and to the payment or cash collateralization of the outstanding LOC Obligations, pro rata as set forth below;

          FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

          SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations of amounts available to be applied; and (c) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH” and “FIFTH” above in the manner provided in this Section 9.3.

SECTION 10

AGENCY PROVISIONS

                    10.1 Appointment.

         (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary or trustee relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken by or omissions of the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 10 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

          (c) Each of (i) Morgan Stanley in its capacity as Syndication Agent and (ii) Barclays Bank PLC, JPMorgan Chase Bank, N.A., Merrill Lynch Bank, USA and Wachovia Bank, National Association in their capacities as Co-Documentation Agents shall have no duties or obligations whatsoever under this Credit Agreement or the other Credit Documents.

                    10.2 Delegation of Duties.

          The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

                    10.3 Exculpatory Provisions.

          No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

                    10.4 Reliance on Communications.

          (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been delivered to the Administrative Agent in accordance with Section 11.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants, and their respective successors and assigns. Where this Credit Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

          (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

                    10.5 Notice of Default.

          The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be reasonably directed by the Required Lenders in accordance with Section 9.2; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

                    10.6 Non-Reliance on Administrative Agent and Other Lenders.

          Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Credit Parties and their respective Affiliates, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

                    10.7 Indemnification.

          To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Agent-Related Person of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Agent-Related Person, as the case may be, such Lender’s Revolving Loan Commitment Percentage and/or Term Loan Commitment Loan Percentage, as applicable, (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Agent-Related Person of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

                    10.8 Administrative Agent in Its Individual Capacity.

          Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

                    10.9 Successor Agent.

          The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent (such appointment, absent the existence of an Event of Default, to be subject to the consent of the Borrower, which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and Sections

11.5 and 11.10 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

                    10.10 Agent May File Proofs of Claim.

          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Credit Party Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Credit Documents.

          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11

MISCELLANEOUS

                    11.1 Notices, Etc.

          (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to a Credit Party or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.1 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

          (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire provided by the Administrative Agent or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to such Credit Party and the Administrative Agent.

          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

          (d) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of a Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

          (f) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

                    11.2 Right of Set-Off.

          In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Sections 11.3(e) or 3.8 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

                    11.3 Benefit of Agreement.

          (a) Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except

(i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Loan Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including participations in LOC Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

          (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

           (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its Revolving Committed Amount and Term Loan Committed Amount on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and as set forth below:

          (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Committed Amount or Revolving Committed Amount if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Senior Credit Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

          (C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

          (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.12, 3.13, 3.14 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agency Service Address a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any competitor of the Borrower or any affiliate of a competitor of the Borrower) (each, a “Loan Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Loan Participant, agree to any amendment, waiver or other modification that would change the amount, interest rate or maturity of the Loans or any other matter that requires unanimous consent of all of the Lenders. Subject to subsection (e) of this Section, the Borrower agrees that each Loan

Participant shall be entitled to the benefits of Sections 3.9, 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Loan Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Loan Participant agrees to be subject to Section 3.8 as though it were a Lender.

          (e) Loan Participant’s Rights. A Loan Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Loan Participant, unless the sale of the participation to such Loan Participant is made with the Borrower’s prior written consent. A Loan Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Loan Participant and such Loan Participant agrees, for the benefit of the Borrower, to comply with Section 3.13 as though it were a Lender.

          (f) Unrestricted Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g) Special Purpose Entities. Notwithstanding anything to the contrary contained herein, so long as any action in accordance with this Section 11.3(g) does not cause increased costs or expenses for the Borrower, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 11.6 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender. The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Credit Agreement, any SPC may disclose any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC so long as such disclosure is clearly designated as being made on a confidential basis. This Section 11.3(g) may not be amended without the prior written consent of each Granting

Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

          (h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

                    11.4 No Waiver; Remedies Cumulative.

          No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

                    11.5 Payment of Expenses; Indemnification.

                    (a) The Borrower shall pay on demand:

          (i) any and all attorneys’ fees and disbursements and out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the development, drafting, negotiation and administration of the Credit Documents, any amendments thereto and the syndication and closing of the transactions contemplated thereby; and

          (ii) all costs and expenses (including fees and disbursements of in-house and other attorneys, appraisers and consultants) incurred by the Agents or the Lenders in any workout, restructuring or similar arrangements or, after an Event of Default, in connection with the protection, preservation, exercise or enforcement of any of the terms of the Credit Documents or in connection with any foreclosure, collection or bankruptcy proceedings.

          The foregoing costs and expenses shall include all out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. If requested by the Borrower, the Administrative Agent or a Lender, as applicable, will furnish to the Borrower, within ten

Business Days of such request, a certificate setting forth the basis in reasonable detail with respect to any amounts requested under this Section 11.5(a). All amounts due under this Section 11.5(a) shall be payable within twenty Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all Credit Party Obligations.

                    (b) Indemnification.

          (i) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (A) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (B) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (C) any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or any environmental liability related in any way to the Borrower or any of its Subsidiaries or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.5(b) shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the Credit Party Obligations.

          (ii) To the extent that the undertaking to indemnify and hold harmless set forth in Section 11.5(b)(i) may be unenforceable as violative of any applicable law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

                    11.6 Amendments, Waivers and Consents.

          Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the then Credit Parties; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(a) extend the Maturity Date or extend or postpone the time for any payment or prepayment of principal of any Loan or unreimbursed drawing of any Letter of Credit;

(b) reduce the rate or amount or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

(c) reduce or waive the principal amount of any Loan or unreimbursed drawing of any Letter of Credit;

          (d) increase or extend the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

          (e) release the Borrower from its obligations or consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents or release (i) all or substantially all of the Guarantors from their respective obligations under the Credit Documents or (ii) any material Guaranty;

          (f) amend, modify or waive any provision of this Section 11.6 or Section 3.4(a), 3.4(b)(i), 3.7 (or any other provision providing for the pro rata nature of payments or disbursements to Lenders), 3.8, 9.1(a), 11.2, 11.3 or 11.5; or

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.

Notwithstanding the above, (i) no provisions of Section 10 may be amended or modified without the consent of the Administrative Agent, (ii) no provisions of Section 2.3 may be amended or modified without the consent of the Issuing Lender and (iii) no provisions of Section 2.4 may be amended or modified without the consent of the Swing Line Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

If, in connection with any proposed amendment, waiver or consent requiring the consent of a greater percentage of the Lenders than the Required Lenders and the consent of the Required Lenders is obtained, but the consent of one or more other Lenders is not obtained (any such Lender which declares in writing that it will not provide such consent or whose consent is not obtained within the applicable period prescribed for such amendment, waiver or consent being referred to herein as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrower may, within 45 days of such Lender becoming a Non-Consenting Lender, give notice in writing to the Administrative Agent and such Non-Consenting Lender of the Borrower’s intention to cause such Non-Consenting Lender to sell all of such Non-Consenting Lenders’ interests in its Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to one or more Assignment and Acceptance Agreements, such sale being without premium or discount. In the event of any such notice, such Non-Consenting Lender shall be required to sell and assign such interests (including all of its related rights and obligations) as provided in this Section. Any such sale of a Non-Consenting Lender’s Commitments must be to an Eligible Assignee and, unless otherwise agreed to by the Administrative Agent, the Borrower shall be solely responsible for sourcing such Eligible Assignee, at no cost or expense to the Administrative Agent or any Lender. Any such assignment to an Eligible Assignee pursuant to this Section shall be in accordance with clause (b)(iv) of Section 11.3. At any time during or after the period during which a proposed amendment, waiver or consent was pending, upon the request of the Borrower the Administrative Agent shall promptly provide (but in any event within one Business Day) the Borrower with the names, contact information, Commitment percentages, principal balances and any other information reasonably requested for each Lender which, at the time of such request, was either a Non-Consenting Lender or had not yet decided whether or not to approve or consent to such amendment, waiver or consent.

                    11.7 Counterparts.

          This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

                    11.8 Headings.

          The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

                    11.9 Defaulting Lender.

          Each Lender understands and agrees that if such Lender is a Defaulting Lender then notwithstanding the provisions of Section 11.6 it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

                    11.10 Survival of Indemnification.

          All indemnities set forth herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit and the repayment of the Loans, LOC Obligations and other obligations and the termination of the Commitments hereunder. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Credit Party Obligation hereunder shall remain unpaid or unsatisfied.

                    11.11 Governing Law; Venue; Jurisdiction.

          (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States sitting in New York City, and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party irrevocably consents to the service of process in any action or proceeding with respect to this Credit Agreement or any other Credit Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 10 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against a Credit Party in any other jurisdiction. Each Credit Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this Section 11.11(a) is intended to impair a Credit Party’s right under applicable law to appeal or seek a stay of any judgment.

          (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                    11.12 Waiver of Jury Trial; Waiver of Consequential Damages.

          EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Each Credit Party agrees not to assert any claim against the Administrative Agent, the Issuing Lenders, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

                    11.13 Severability.

          If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

                    11.14 Further Assurances.

          The Credit Parties agree, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

                    11.15 Confidentiality.

          Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives, excluding equity security departments and their members (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Loan Participant in, or any prospective assignee of or Loan

Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents and the Loans.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Credit Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

                    11.16 Entirety.

          This Credit Agreement together with the other Credit Documents and the Fee Letter represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

                    11.17 Binding Effect; Continuing Agreement.

          (a) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise)

which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and assigns.

          (b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Credit Party Obligations have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

                    11.18 USA Patriot Act Notice.

          Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

                    11.19 No Advisory or Fiduciary Responsibility.

          In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower, each Guarantor and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) each of the Borrower and the Guarantors has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Administrative Agent and the Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any Guarantor or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor either Lead Arranger has any obligation to the Borrower, the Guarantors or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Guarantors and their respective Affiliates, and neither the Administrative Agent either Lead Arranger has any obligation to disclose any of such interests to the Borrower, any Guarantor or any of their respective Affiliates, it being understood that nothing in the Credit Documents is in any way intended to limit the scope of the engagement of Morgan Stanley & Co. Incorporated or the obligations of Morgan Stanley & Co. Incorporated pursuant to its engagement by you as financial advisor in connection with the Acquisition, or your rights and remedies in connection therewith.

                    11.20 Judgment Currency.

          If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to any Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

QUEST DIAGNOSTICS INCORPORATED,
a Delaware corporation

By:	/s/ Joseph P. Manory

Name:	Joseph P. Manory
Title:	Vice President and Treasurer

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

GUARANTORS:

AMERICAN MEDICAL LABORATORIES, INCORPORATED,
a Delaware corporation

AML INC.,
a Delaware corporation

APL PROPERTIES LIMITED LIABILITY COMPANY,
a Nevada limited liability company

CENTRAL PLAINS HOLDINGS, INC.,
a Kansas corporation

CENTRAL PLAINS LABORATORIES, LLC,
a Kansas limited liability company

DIAGNOSTIC REFERENCE SERVICES INC.,
a Maryland corporation

DPD HOLDINGS INC.,
a Delaware corporation

ENTERIX INC.,
a Delaware corporation

EXAMONE WORLD WIDE, INC.,
a Pennsylvania corporation

EXAMONE WORLD WIDE OF NJ, INC.,
a New Jersey corporation

FNA CLINICS OF AMERICA, INC.,
a Delaware corporation

FOCUS DIAGNOSTICS, INC.,
a Delaware corporation

FOCUS TECHNOLOGIES HOLDINGS COMPANY,
a Delaware corporation

LABONE, INC.,
a Missouri corporation

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

LABONE OF OHIO, INC.,
a Delaware corporation

MEDPLUS, INC.,
an Ohio corporation

METWEST INC.,
a Delaware corporation

NICHOLS INSTITUTE DIAGNOSTICS,
a California corporation

OSBORN GROUP INC.,
a Delaware corporation

QUEST DIAGNOSTICS CLINICAL LABORATORIES, INC. ,
a Delaware corporation

QUEST DIAGNOSTICS HOLDINGS INCORPORATED,
a Delaware corporation

QUEST DIAGNOSTICS NICHOLS INSTITUTE,
a California corporation

QUEST DIAGNOSTICS INCORPORATED,
a Maryland corporation

QUEST DIAGNOSTICS INCORPORATED,
a Michigan corporation

QUEST DIAGNOSTICS INCORPORATED,
a Nevada corporation

QUEST DIAGNOSTICS LLC,
a Connecticut limited liability company

QUEST DIAGNOSTICS LLC,
an Illinois limited liability company

QUEST DIAGNOSTICS LLC,
a Massachusetts limited liability company

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

QUEST DIAGNOSTICS NICHOLS INSTITUTE, INC.,
a Virginia corporation

QUEST DIAGNOSTICS OF PENNSYLVANIA, INC.,
a Delaware corporation

SYSTEMATIC BUSINESS SERVICES, INC.,
a Missouri corporation

UNILAB CORPORATION,
a Delaware corporation

By:	/s/ Joseph P. Manory

Name:	Joseph P. Manory
Title:	Vice President and Treasurer of each of the above Guarantors

PATHOLOGY BUILDING PARTNERSHIP,
a Maryland general partnership

By:	Quest Diagnostics Incorporated, a Maryland corporation, its general partner

By:	/s/ Joseph P. Manory

Name:	Joseph P. Manory
Title:	Vice President and Treasurer

By:	Diagnostic Reference Services Inc., a Maryland corporation, its general partner

By:	/s/ Joseph P. Manory

Name:	Joseph P. Manory
Title:	Vice President and Treasurer

QUEST DIAGNOSTICS INVESTMENTS INCORPORATED,
a Delaware corporation

By:	/s/ Stephen A. Calamari

Name:	Stephen A. Calamari
Title:	Treasurer

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

QUEST DIAGNOSTICS FINANCE INCORPORATED,
a Delaware corporation

By:	/s/ Stephen A. Calamari

Name:	Stephen A. Calamari
Title:	Treasurer

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

LENDERS:

BANK OF AMERICA, N.A.,
individually in its capacity as Administrative Agent

By:	/s/ Craig Murlless

Name:	Craig Murlless
Title:	Senior Vice President

BANK OF AMERICA, N.A.,
individually in its capacity as a Lender

By:	/s/ Craig Murlless

Name:	Craig Murlless
Title:	Senior Vice President

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

MORGAN STANLEY SENIOR FUNDING, INC.
As a Lender,

By:	/s/ Anish Shah

Name:	Anish Shah
Title:	Vice President

NORDEA BANK FINLAND PLC,
New York and Grant Cayman Branches

By:	/s/ Henrik M. Steffensen

Name:	Henrik M. Steffensen
Title:	Senior Vice President

By:	/s/ Gerald E. Chelius

Name:	Gerald E. Chelius
Title:	SVP Credit

Wachovia Bank, National Association

By:	/s/ Jeanette A. Griffin

Name:	Jeanette A. Griffin
Title:	Director

SUNTRUST BANK

By:	/s/ Helen C. Hartz

Name:	Helen C. Hartz
Title:	Vice President

Union Bank of California, N. A.

By:	/s/ Richard A. Lopatt

Name:	Richard A. Lopatt
Title:	Vice President

MERRILL LYNCH BANK USA

By:	/s/ Louis Alder

Name:	Louis Alder
Title:	Director

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

Manufacturers and Traders Trust Company

By:	/s/ Laurel LB Magruder

Name:	Laurel LB Magruder
Title:	Vice President

KeyBank National Association

By: /s/ J.T. Taylor
Name: J.T. Taylor
Title: Senior Vice President

SUMITOMO MITSUI BANKING
CORPORATION

By:	/s/ David A. Buck

Name:	David A. Buck
Title:	Senior Vice President

Calyon New York Bank

By:	/s/ Thomas Randolph

Name:	Thomas Randolph
Title:	Managing Director

FIFTH THIRD BANK

By:	/s/ George B. Davis

Name:	George B. Davis
Title:	Vice Presient

The Royal Bank of Scotland plc

By:	/s/ Iain Stewart

Name:	Iain tewart
Title:	Managing Director

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

FORTIS CAPITAL CORP.

By:	/s/ John W. Deegan

Name:	John W. Deegan
Title:	Senior Vice President

By:	/s/ Rachel Lanava

Name:	Rachel Lanava
Title:	Vice President

Taipei Fubon Commercial Bank, New York Agency

By:	/s/ Sophia Jing

Name:	Sophia Jing
Title:	FVP & General manager

JPMorgan Chase Bank, N.A.

By:	/s/ Harold V. Garrity III

Name:	Harold V. Garrity III
Title:	Vice President

COMMERCE BANK, N.A.

By:	/s/ Jamison Tranfalia

Name:	Jamison Tranfalia
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
NEW YORK BRANCH

By:	/s/ Lillian Kim

Name:	Lillian Kim
Title:	Authorized Signatory

The Northern Trust Company

By:	/s/ Courtney L. O’Connor

Name:	Courtney L. O’Connor
Title:	2nd Vice President

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

BARCLAYS BANK PLC

By:	/s/ Nicholas Bell

Name:	Nicholas Bell
Title:	Director

Citibank, N.A.

By:	/s/ Christopher Conway

Name:	Christopher Conway
Title:	Vice President

CHANG HWA COMMERCIAL BANK, LTD.
LOS ANGELES BRANCH

By:	/s/ Wen-Che Chen

Name:	Wen-Che Chen
Title:	VP & General Manager

Wells Fargo Bank, N.A.

By:	/s/ Donald P. Schwartz

Name:	Donald P Schwartz
Title:	Sr. V.P.

U.S. Bank, N.A.

By:	/s/ Thomas A. Heckman

Name:	Thomas A. Heckman
Title:	Vice President

THE BANK OF NEW YORK

By:	/s/ John M. Lokay, Jr.

Name:	John M. Lokay, Jr.
Title:	Vice President

Mizuho Corporate Bank, Ltd.

By:	/s/ Raymond Ventura

Name:	Raymond Ventura
Title:	Deputy General Manager

Signature Page to Credit Agreement
Quest Diagnostics Incorporated

PNC Bank, National Association

By:	/s/ Michael Richards

Name: Michael Richards
Title: Senior Vice President